EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

Between

504-514 WEST 34th STREET CORP.

and

516 WEST 34th STREET LLC

COLLECTIVELY, SELLER,

and

ERY 34th Street Acquisition LLC,

PURCHASER.

PREMISES: 504-514 West 34th Street, and 516-520 West 34th

New York, New York

Block 705, Lots 45 and 46

DATED: as of April 10, 2013

25.	PARTIAL INVALIDITY.	36

26.	SECTION HEADINGS.	36

27.	GOVERNING LAW.	37

28.	PARTIES; ASSIGNMENT AND RECORDING.	37

29.	CONFIDENTIALITY AND PRESS RELEASES.	38

30.	FURTHER ASSURANCES.	38

31.	THIRD PARTY BENEFICIARY.	38

32.	JURISDICTION AND SERVICE OF PROCESS.	38

33.	WAIVER OF TRIAL BY JURY.	39

34.	MISCELLANEOUS.	39

35.	ATTORNEYS’ FEES.	39

Schedules

A	Description of the Land
5(h)	Permitted Encumbrances
11(c)(v)	Existing Space Leases, Brokerage Agreements and Management Agreements
11(c)(vii)	Litigation
11(c)(viii)	CBAs
11(c)(ix)	Employees

Exhibits

1.	Form of Deed
2.	Form of Bill of Sale
3.	Form of FIRPTA Affidavit
4.	Form of Affidavit in Lieu of Registration
5.	Form of Title Affidavit
6.	Form of Assignment and Assumption of Contracts
7.	Form of Assignment and Assumption Agreement of CBAs

PURCHASE AND SALE AGREEMENT (as amended, modified or restated from time to time, this “Agreement”) made as of the 10th day of April, 2013, by and among 504-514 WEST 34th STREET CORP., a Maryland corporation, and 516 WEST 34th STREET LLC, a Delaware limited liability company, both having an address c/o Coach, Inc., 516 West 34th Street, New York, New York 10001 (collectively, “Seller”), and ERY 34th Street Acquisition LLC, a Delaware limited liability company, having an address c/o The Related Companies, L.P., 60 Columbus Circle, New York, New York 10023 (“Purchaser”).

WITNESSETH:

WHEREAS, Seller is the owner and holder of the fee simple estate in and to those certain parcels of land known as 504-514 West 34th Street, designated as Lot 45 of Block 705 on the Tax Map of the City of New York, County of New York (the “Tax Map”), and 516-520 West 34th Street, designated as Lot 46 of Block 705 on the Tax Map, all as more particularly described on Schedule A attached hereto (collectively, the “Land”), together with the buildings and all other improvements located on the Land (collectively, the “Building”; the Building and the Land are referred to herein collectively as the “Premises”);

WHEREAS, simultaneously herewith, Coach Legacy Yards LLC, an affiliate Seller (“Coach Legacy”), and Podium Fund Tower C SPV LLC, an affiliate of Purchaser (“Fund Member”), have entered into that certain Limited Liability Company Agreement of Legacy Yards LLC (the “Operating Agreement”), and Coach Legacy and ERY Developer LLC, an affiliate of Purchaser (“Developer”), have entered into that certain Development Agreement (the “Development Agreement”), with respect to the ownership and development of a building and other improvements (collectively, as the same exist from time to time, the “Hudson Yards Building”) on that certain parcel of land located in Eastern Rail Yard Section of the John D. Caemmerer West Side Yard in the City, County and State of New York, all as more particularly described in the Operating Agreement and the Development Agreement;

WHEREAS, each of Seller and Purchaser will derive substantial benefit from the execution and delivery by its affiliate or affiliates of the Operating Agreement and the Development Agreement, and the transactions contemplated thereunder; and

WHEREAS, Seller desires to sell the Property (as hereinafter defined) to Purchaser and Purchaser desires to purchase the Property from Seller, upon and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.          DEFINITIONS.

Adjourned Closing Date	Section 6(a)(v)

Agreement	Preamble

Apportionment Date	Section 7(a)

Asbestos	Section 11(g)

Books and Records	Section 2(a)

Breach Notice	Section 11

Broker	Section 14(a)

Building	Recitals

business day	Section 4(b)

Casualty	Section 12

CBA	Section 10(b)

Claimed Damage	Section 11(c)

Closing	Section 18

Closing Date	Section 18

Coach	Section 11(c)(xiv)

Coach Legacy	Recitals

Code	Section 11(c)(iv)

Commitment	Section 6(a)(i)

Commitment Objections	Section 6(a)(iii)

Condemnation Election Date	Section 13(a)(ii)

Contracts	Section 10(a)

Current Billing Period	Section 7(e)

Damages	Section 11(c)

DBSWPA	Section 10(b)

Default Rate	Section 7(g)

Developer	Recitals

Development Agreement	Recitals

Diligence Party	Section 11(d)

Disclosed Survey Items	Section 5(a)

Employees	Section 10(b)

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Environmental Laws	Section 11(g)

ERISA	Section 10(b)

Excluded Personalty	Section 8

Existing Survey	Section 5(a)(i)

Express Representations	Section 11(a)

Final Closing Statement	Section 7(i)

FIRPTA	Section 21

Fund Member	Recitals

Hazardous Materials	Section 11(g)

Hudson Yards Building	Recitals

HYDC	Section 13(d)

Intangible Property	Section 2(a)

Land	Recitals

Laws and Regulations	Section 5(e)

Limitation Period	Section 11

Liquidated Amount	Section 20(a)

Maximum Liability Amount	Section 11(c)

MTA	Section 13(d)

Multiemployer Pension Plan	Section 10(d)

Non-Objectionable Encumbrances	Section 6(a)(v)

Notices	Section 19

OFAC	Section 11(c)(xiv)

Operating Agreement	Recitals

Outside Proceeding Date	Section 11(c)

PCBs	Section 11(g)

Permits and Licenses	Section 2(a)

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Permitted Encumbrances	Section 5(a)

Personalty	Section 2(a)

Plans	Section 2(a)

Preliminary Closing Statement	Section 7(i)

Premises	Recitals

Proceeding	Section 11(c)

Property	Section 2(a)

Property Taxes	Section 7(a)(i)

Purchase Price	Section 4(a)

Purchaser	Preamble

Purchaser Knowledge Individuals	Section 11(f)

Purchaser Parties	Section 36(b)

Purchaser’s Representatives	Section 3(a)

Qualification	Section 10(f)(i)

Relocation Work	Section 13(d)

Representation	Section 11(c)

Representation Update	Section 17(a)(xi)

Scheduled Closing Date	Section 18

Seller	Preamble

Seller Breach	Section 11

Seller Knowledge Individuals	Section 11(c)(xv)

Seller Multiemployer Plans	Section 10(d)

Seller Parties	Section 3(d)

Seller’s Broker	Section 14(a)

Seller’s Representative	Section 3(b)

Space Leases	Section 11(c)(v)

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Surviving Representations	Section 11(c)

Taking	Section 13(a)

Tax Certiorari Proceeding	Section 15

Tax Map	Recitals

Tenant Inducement Costs	Section 7(f)

Threshold Amount	Section 11(c)

Title Company	Section 6(a)(i)

Title Cure Notice	Section 6(a)(v)

Title Cure Period	Section 6(a)(v)

Title Objections	Section 6(a)(iv)

Transaction Parties	Section 29(a)

Transfer Taxes	Section 16(a)

Transfer Tax Laws	Section 16(a)

Update Exception	Section 6(a)(iv)

Update Objections	Section 6(a)(iv)

Update Objection Date	Section 6(a)(iv)

Updated Survey	Section 6(a)(i)

Utilities	Section 7(d)

Violations	Section 6(f)

Voluntary Encumbrances	Section 6(c)

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2.           PURCHASE AND SALE.

(a)          Seller shall sell, assign and convey to Purchaser, and Purchaser shall purchase and assume from Seller, subject to the terms and conditions of this Agreement: (i) fee title to the Premises; (ii) all of Seller’s right, title and interest in and to (A) the land lying in the bed of any street, highway, road or avenue, opened or proposed, public or private, in front of or adjoining the Land to the center line thereof, (B) any rights of way, rights of ingress and ingress, appendages, appurtenances, easements, sidewalks, alleys, gores or strips of land adjoining or appurtenant to the Land or any portion thereof and used in conjunction therewith, and (C) any air or development rights appurtenant to the Land or any portion thereof; (iii) all of the fixtures, furnishings, furniture, equipment, machinery, inventory, appliances and other tangible and intangible personal property owned by Seller, located at the Premises and used in connection with the operation thereof (collectively, the “Personalty”), subject to Section 8 below and depletions, replacements or additions thereto in the ordinary course of the use of the Property by Seller, Coach or any of their respective affiliates; (iv) all of Seller’s right, title and interest in, to and under the Contracts (as hereinafter defined) in effect on the Closing Date (subject to Section 9); (v) guarantees, licenses, approvals, certificates, permits, consents, authorizations, variances and warranties relating to the Property (collectively, the “Permits and Licenses”), all to the extent assignable (the Contracts and the Permits and Licenses are sometimes hereinafter referred to collectively as the “Intangible Property”); and (vi) all plans and specifications, drawings, engineering reports and technical manuals for the Property which are in Seller’s (or Seller’s property manager’s) possession (collectively, the “Plans”); and all books and records maintained by Seller, or Seller’s property manager in connection with the operation of the Premises (collectively, the “Books and Records”). The items described in clauses (i) through (vi) above are referred to collectively as the “Property”.

(b)          The parties hereto acknowledge and agree that the value of the Personalty is de minimis and that no part of the Purchase Price is allocable thereto. Although it is not anticipated that any sales tax shall be due and payable, Purchaser agrees that Purchaser shall pay any and all State of New York and City of New York sales and/or compensating use taxes imposed upon or due in connection with the transfer of the Personalty under any applicable laws of State of New York or City of New York. Purchaser shall file all necessary tax returns with respect to all such taxes and, to the extent required by applicable law, Seller will join in the execution of any such tax returns. The provisions of this Section 2(b) shall survive the Closing.

3.           INSPECTION.

(a)          Subject to the provisions of this Section 3, Purchaser and its agents, employees, consultants, inspectors, appraisers, engineers and contractors (collectively “Purchaser’s Representatives”) shall have the right, through the Closing Date, from time to time, upon the advance notice required pursuant to Section 3(c), to enter upon and pass through the Premises during normal business hours to examine and physically inspect the same.

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(b)          In conducting any inspection of the Premises, Purchaser shall at all times comply in all material respects with all laws and regulations of all applicable governmental authorities, and neither Purchaser nor any of Purchaser’s Representatives shall (i) contact or have any discussions with any of Seller’s employees, agents or representatives (other than Seller’s Representative) at, or contractors providing services to, the Premises, unless, in each case, Purchaser obtains the prior written consent of Seller, (ii) interfere in any material respect with the business of Seller, Coach or any of their respective affiliates conducted at the Premises, or (iii) physically damage the Premises. Seller shall designate a representative or representatives with whom Purchaser and Purchaser’s Representatives may communicate with respect to the Premises and any inspection thereof (each and collectively, “Seller’s Representative”) and may from time to time establish reasonable rules of conduct for Purchaser and Purchaser’s Representatives with respect to any access to or inspection of the Premises. Purchaser shall schedule and coordinate all inspections, including, without limitation, any environmental or engineering inspections and tests, with Seller and shall give Seller at least five (5) days prior notice thereof. Seller shall be entitled to have Seller’s Representative present at all times during each such inspection of or other access to the Premises by Purchaser or any of Purchaser’s Representatives. Purchaser agrees to pay to Seller on demand the actual out-of-pocket cost of repairing and restoring any damage which Purchaser or any of Purchaser’s Representatives shall cause to the Property to the same condition the Property was in immediately prior to such damage. If Purchaser does not pay to Seller such costs within five (5) business days’ of demand by Seller, Purchaser shall pay to Seller such cost with interest at the Default Rate from the date due to the date such costs are paid. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to any inspection of and access to the Premises shall be at the sole expense of Purchaser. In the event that the Closing hereunder shall not occur for any reason whatsoever (other than Seller’s default), Purchaser shall promptly (A) deliver to Seller, at no cost to Seller, and without representation or warranty, the originals of all tests and reports made by or on behalf Purchaser with respect to the Property which are in the possession or control of Purchaser or Purchaser’s Representatives, and (B) return to Seller copies of all due diligence materials delivered by Seller to Purchaser and shall destroy all copies and abstracts thereof. Purchaser or Purchaser’s Representatives shall treat all due diligence materials furnished by or on behalf of Seller to Purchaser or Purchaser’s Representatives with respect to the Property as confidential and proprietary to Seller, and shall not disclose to others during the term of this Agreement (or thereafter in the event that the Closing hereunder shall not occur) any such due diligence materials or any description thereof unless such disclosure is required by law or Purchaser obtains the prior written consent of Seller in each instance. Purchaser shall indemnify and hold Seller harmless from any and all actual damages, losses, liabilities and reasonable expenses (including, without limitation, reasonable attorneys’ fees) incurred by Seller in the event Purchaser or any of Purchaser’s Representatives discloses any such due diligence materials in violation of the terms of this Section 3(b). Purchaser and Purchaser’s Representatives shall not be permitted to conduct borings of the Premises or drilling in or on the Premises, or any other invasive testing, in connection with the preparation of an environmental audit or in connection with any other inspection of the Premises without the prior written consent of Seller (and, if such consent is given, Purchaser shall be obligated to pay to Seller on demand the actual cost of repairing and restoring any borings or holes created or any other damage to the Premises caused thereby). Any liens against the Premises, or any portion thereof, arising from the performance by Purchaser’s Representatives of any services in connection with Purchaser’s due diligence activities shall be removed by Purchaser as promptly as practicable and in any event not later than forty-five (45) days after Purchaser shall have been notified in writing of the filing of such liens. The provisions of this Section 3(b) shall survive the Closing or any termination of this Agreement.

(c)          Prior to conducting any physical inspection or testing at the Premises, other than mere visual examination, including, without limitation, boring, drilling and sampling of soil, Purchaser shall obtain, and during the period of such inspection or testing shall maintain, at its expense, commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, with Seller and its managing agent, if any, identified in writing by Purchaser, as additional insureds, from an insurer reasonably acceptable to Seller, which insurance policies must have limits for bodily injury and death of not less than Five Million Dollars ($5,000,000) for any one occurrence and not less than Five Million Dollars ($5,000,000) for property damage liability for any one occurrence. Prior to making any entry upon the Premises, Purchaser shall furnish to Seller a certificate of insurance evidencing the foregoing coverages in form and substance reasonably satisfactory to Seller.

(d)          Purchaser agrees to indemnify and hold Seller and its disclosed or undisclosed, direct and indirect shareholders, officers, directors, trustees, partners, principals, members, employees, agents, affiliates, representatives, consultants, accountants, contractors and attorneys, and any successors or assigns of the foregoing (collectively with Seller, “Seller Parties”) harmless from and against any and all actual losses, costs, damages, liens, claims, liabilities or expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by any of the Seller Parties arising from or by reason of Purchaser’s and/or Purchaser’s Representatives’ access to, or inspection of, the Premises or any tests or inspections of the Premises or other due diligence conducted by or on behalf of Purchaser. The provisions of this Section 3(d) shall survive the Closing or any termination of this Agreement.

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4.           PURCHASE PRICE.

(a)          The total purchase price to be paid by Purchaser to Seller for the Property (the “Purchase Price”) is ONE HUNDRED THIRTY MILLION DOLLARS ($130,000,000), subject to apportionments, adjustments and credits as provided in this Agreement, payable in full by Purchaser to or as directed by Seller in cash at Closing.

(b)          As used in this Agreement, the term “business day” shall mean every day other than Saturdays, Sundays, all days observed by the federal or New York State government as legal holidays and all days on which commercial banks in New York State are required by law to be closed. Any reference in this Agreement to a “day” or a number of “days” (other than references to a “business day” or “business days”) shall mean a calendar day or calendar days.

5.           STATUS OF TITLE.

Subject to the terms and provisions of this Agreement, Seller agrees to sell, assign and convey Seller’s interest in the Premises to Purchaser, and Purchaser shall accept and assume the same, subject only to the following (collectively, the “Permitted Encumbrances”):

(a)          the state of facts disclosed (the “Disclosed Survey Items”) on (i) the survey prepared by Manhattan Surveying, P.C., dated August 20, 1993 and updated as of July 28, 2005 with respect to the portion of the Premises designated as Lot 45 of Block 705 on the Tax Map, and (ii) the survey dated May 15, 1942, updated on April 10, 2001 by Roland K. Link, and further updated on September 17, 2008 and October 24, 2008 by Harwood Surveying P.C., with respect to the portion of the Premises designated as Lot 46 of Block 705 on the Tax Map, (collectively, the “Existing Survey”), and any further state of facts which are not Disclosed Survey Items as a current survey or visual inspection of the Premises would disclose;

(b)          the standard printed exclusions from coverage contained in the ALTA form of owner’s title policy currently employed by the Title Company for use in New York State;

(c)          Non-Objectionable Encumbrances (as hereinafter defined), and any liens, encumbrances or other title exception approved or waived in writing by Purchaser as provided in this Agreement;

(d)          Property Taxes which are a lien but not yet due and payable, subject to proration in accordance with Section 7;

(e)          any laws, rules, regulations, statutes, ordinances, orders and regulations of all governmental authorities having jurisdiction with respect to the Premises (“Laws and Regulations”), including, without limitation, all zoning, land use, building and environmental laws, rules regulations, statutes, ordinances, orders or other legal requirements, including, landmark designations and all zoning variance and special exceptions, if any;

(f)          all covenants, restrictions and easements (i) of record as of the date hereof or hereafter approved or deemed approved by Purchaser as provided in this Agreement, or (ii) given for the benefit of any utility company or governmental authority, including all easements relating to electricity, water, steam, gas, telephone, sewer or other utility service or the right to use and maintain any utility pipelines, poles, lines, wires, cables, boxes, conduits or other like fixtures, facilities, and appurtenances thereto, in, on, over under or across the Premises, but excluding any license or other agreement with respect to any antenna, satellite dish or other cellular communications equipment, which agreements will not expire or terminate by their terms on or prior to the Closing Date or may not be terminated by the owner of the Property without penalty upon not more than thirty (30) days’ (or less) prior notice;

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(g)          all Violations (as hereinafter defined) whether or not noted or issued as of the date hereof or the Closing Date, but excluding any liens, judgments, fines, penalties or other charges imposed or assessed by reason of any such Violations;

(h)          the matters described in Schedule 5(h) attached hereto and made a part hereof and which are not stricken thereon;

(i)           written consents granted by Seller or any former owner of all or a portion of the Premises prior to the date hereof for the erection of any structure or structures on, under or above any street or streets on which the Premises may abut, copies of which have been furnished to Purchaser to the extent in Seller’s possession;

(j)           possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under, or above any street or highway onto to Premises or from the Premises to any adjoining property; and

(k)          all other matters which, pursuant to the terms of this Agreement, are deemed Permitted Encumbrances.

6.           TITLE INSURANCE; LIENS.

(a)          (i)          The parties acknowledge that Purchaser and Seller have received and reviewed a title commitment dated January 15, 2013 (the “Commitment”) for an owner’s policy of title insurance with respect to Purchaser’s acquisition of the Premises from Royal Abstract Company, as agent for a national recognized title insurance company to be selected by Purchaser (the “Title Company”). Purchaser, at its option and expense, may obtain a new survey or an update of the Existing Survey (the “Updated Survey”) of the Premises, and Seller agrees to provide Purchaser’s surveyor with reasonable access to the Premises at reasonable times in connection therewith.

(ii)         The parties acknowledge that Purchaser has received the Existing Survey and the Commitment.

(iii)        Purchaser shall have no right to object to any exception or other matters disclosed in the Commitment or Existing Survey except for Item 2, and the mortgages identified on the Mortgage Schedule to the Commitment, and Items 4, 7, 8, 9, 10, 16(A), 18, 19 and 25 listed on Schedule B of the Commitment (collectively, the “Commitment Objections”). All such exceptions and other matter disclosed in the Commitment and Existing Survey (other than the Commitment Objections) shall be deemed Permitted Encumbrances.

(iv)        Purchaser shall (A) direct the Title Company to deliver a copy of any update to the Commitment, and (B) if applicable, direct the surveyor to deliver a copy of the Updated Survey (and any update thereto), to Seller simultaneously with its delivery of the same to Purchaser. If, prior to the Closing Date, Purchaser shall receive the Updated Survey (or any update thereto) or any update to the Commitment which discloses additional liens, encumbrances or other title exceptions which were not disclosed by the Commitment and are not Disclosed Survey Items and which do not constitute Permitted Encumbrances hereunder (each, an “Update Exception”), then Purchaser shall have until the earlier of (x) thirty (30) days after delivery of such update to Purchaser or its counsel or (y) business day immediately preceding the Closing Date (except for matters first disclosed on the Closing Date, as to which Purchaser may object on the Closing Date), time being of the essence (the “Update Objection Date”) to deliver written notice to Seller objecting to any of the Update Exceptions (the “Update Objections”; the Update Objections and Commitment Objections are referred to herein collectively as the “Title Objections”). If Purchaser fails to deliver such objection notice by the Update Objection Date, then Purchaser shall be deemed to have waived its right to object to such Update Exception and the same shall not be deemed a Title Objection, but shall instead be deemed a Permitted Encumbrance. If Purchaser shall deliver such objection notice by the Update Objection Date, any Update Exceptions which are not objected to in such notice shall not constitute Title Objections, but shall be Permitted Encumbrances.

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(v)         Purchaser shall not be entitled to object to, and shall be deemed to have approved, any liens, encumbrances or other title exceptions and the same shall not constitute Title Objections, but shall instead be deemed to be Permitted Encumbrances (A) over which the Title Company is willing to insure (without additional cost to or an indemnity from Purchaser or where Seller pays all such costs or provides such indemnity), (B) against which the Title Company is willing to provide affirmative insurance (without additional cost to or an indemnity from Purchaser or where Seller pays all such costs or provides such indemnity), or (C) which will be extinguished upon the transfer of the Property and not appear as an exception to Purchaser’s title to the Premises (collectively, the “Non-Objectionable Encumbrances”). Notwithstanding anything to the contrary contained herein, if Seller is unable to eliminate the Title Objections by the Scheduled Closing Date, unless the same are waived in writing by Purchaser without any abatement in the Purchase Price, Seller may, from time to time, upon at least two (2) business days’ prior notice (a “Title Cure Notice”) to Purchaser (except with respect to matters first disclosed during such two (2) business day period, as to which notice may be provided at any time through and including the Scheduled Closing Date) adjourn the Scheduled Closing Date for a period not to exceed sixty (60) days in the aggregate (the “Title Cure Period”) in order to attempt to eliminate such Title Objections. In the event that any Title Objection is first disclosed on the Closing Date, unless the same is waived in writing by Purchaser without any abatement in the Purchase Price, Seller may adjourn the Closing Date for a period not to exceed the Title Cure Period, taking into account any prior adjournment of the Scheduled Closing Date, in order to attempt to eliminate such Title Objection. The date to which Seller adjourns the Scheduled Closing Date pursuant to this Section 6(a) or Section 10(g) is referred to herein as the “Adjourned Closing Date”.

(b)          If Seller fails or is unable to eliminate any Title Objection within the Title Cure Period, then, unless the same is waived in writing by Purchaser, Purchaser may either (i) accept the Property subject to such Title Objection without abatement of the Purchase Price, in which event (A) such Title Objection shall be deemed to be, for all purposes, a Permitted Encumbrance, (B) Purchaser shall close hereunder notwithstanding the existence of same, and (C) Seller shall have no obligations whatsoever after the Closing Date with respect to Seller’s failure to cause such Title Objection to be eliminated, or (ii) terminate this Agreement by notice given to Seller on or at any time within ten (10) business days following the expiration of the Title Cure Period. If Purchaser shall fail to deliver the termination notice described in clause (ii) within the ten (10) business day period described herein, Purchaser shall be deemed to have made the election under clause (i) and Purchase and Seller shall close hereunder on a mutually agreed upon date following the expiration of the Title Cure Period, but not more than ten (10) business days thereafter. Upon the timely giving of any termination notice under clause (ii), this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof.

(c)          It is expressly understood that in no event shall Seller be required to bring any action or institute any proceeding, or to otherwise incur any costs or expenses in order to attempt to eliminate any Title Objections, or take any other actions to cure or remove any Title Objections, or to otherwise cause title in the Premises to be in accordance with the terms of this Agreement on the Closing Date. Notwithstanding the foregoing or anything in this Section 6 to the contrary, Seller shall be required to remove, eliminate or otherwise cure, by payment, bonding or otherwise, (i) all Commitment Objections specified in Section 6(a)(iii), (ii) all mortgages (together with any assignment of leases and Uniform Commercial Code financing statements and subordination and non-disturbance agreements recorded in connection therewith), (iii) all mechanic’s or materialman’s liens for work performed on behalf of, or goods provided to, Seller at the Premises, (iv) all tax and judgment liens filed against Seller, and (v) any other Title Objections which have been voluntarily granted by Seller on or following the date hereof (other than with the approval or deemed approval of Purchaser) and which are not given for the benefit of any utility company or governmental authority (collectively, “Voluntary Encumbrances”).

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(d)          If the Premises shall, at the time of the Closing, be subject to any liens or transfer, inheritance, estate, franchise, license or other similar taxes which do not otherwise constitute Permitted Encumbrances, the same shall not be deemed an objection to title provided that, at the time of the Closing, either (i) Seller delivers certified or official bank checks at the Closing in the amount required to satisfy the same and delivers to Purchaser and/or the Title Company at the Closing instruments in recordable form (and otherwise in form reasonably satisfactory to the Title Company in order to omit the same as an exception to Purchaser’s title policy at no additional premium or other charge) sufficient to satisfy and discharge of record such liens and encumbrances together with the cost of recording or filing such instruments or (ii) the Title Company will otherwise issue or bind itself to issue a policy which will insure Purchaser against collection thereof from or enforcement thereof against the Premises.

(e)          If the Commitment or any update thereof discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, on request Seller shall deliver to the Title Company affidavits showing that such judgments, bankruptcies or other returns are not against Seller in order to induce the Title Company to omit exceptions with respect to such judgments, bankruptcies or other returns or to insure over same. In addition, Seller shall cooperate in all reasonable respects with the Title Company in connection with obtaining the Title Policy and shall deliver to the Title Company such affidavits, certificates, other instruments and documents by evidence as are reasonably requested by the Title Company and customarily furnished in connection with a transaction of the nature contemplated by this Agreement.

(f)           Purchaser agrees to purchase the Premises subject to any and all notes or notices of violations of Laws and Regulations, noted in or issued by any federal, state, municipal or other governmental department, agency or bureau or any other governmental authority having jurisdiction over the Premises (collectively, “Violations”), or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Premises. Seller shall have no duty to remove any Violations or cure or repair any condition, matter or thing whether or not noted, which, if noted, would result in a Violation being placed on the Premises, and Purchaser shall accept the Premises subject to all such Violations, the existence of any conditions at the Premises which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, in each case, without any abatement of or credit against the Purchase Price; provided, that Seller shall pay on or prior to the Closing Date any judgments, fines, penalties or other charges imposed or assessed against the Premises prior to the Closing Date by reason of any such Violations, including, without limitation, all amounts in respect of Items 11(A)(1) and (2) of the Commitment (but in no event shall Seller be obligated to expend more than $25,000 in the aggregate pursuant to this sentence).

(g)          If the Title Company shall be unwilling to remove any Title Objections which another major national title insurance company selected by Seller (either directly or through an agent) would be willing to remove at no additional cost to and without an indemnity from Purchaser, then Seller shall have the right to substitute such major national title insurance company for the Title Company, provided that if Purchaser elects not to use such major national title insurance company, such Title Objections which such major national title insurance company would be willing to remove shall not constitute Title Objections and shall be deemed Permitted Encumbrances.

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7.           APPORTIONMENTS.

(a)          The following shall be apportioned between Seller and Purchaser as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Apportionment Date”) on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in the month and a 365 day year:

(i)          real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Premises (collectively, “Property Taxes”), on the basis of the respective periods for which each is assessed or imposed, to be apportioned in accordance with Section 7(b);

(ii)         fuel oil, if any, as estimated by Seller’s supplier, at current cost, together with any sales taxes payable in connection therewith, if any (a letter from Seller’s fuel supplier shall be conclusive evidence as to the quantity of fuel on hand and the current cost therefor). To aid in such prorations, Seller shall endeavor to obtain meter readings as of a date that is no earlier than thirty (30) days prior to the Closing Date, and the unfixed meter charges, based thereon for the intervening time shall be apportioned on the basis of such last reading;

(iii)        prepaid fees for Permits and Licenses assigned to Purchaser at the Closing;

(iv)        any amounts prepaid or payable by the owner of all or a portion of the Property under the Contracts assigned to Purchaser at Closing;

(v)         salaries, wages and fringe benefits (including, without limitation, vacation pay, sick pay, health, welfare, pension, disability and other benefits) of all Employees (as hereinafter defined);

(vi)        all other operating expenses with respect to the Property; and

(vii)       such other items as are customarily apportioned in accordance with real estate closings of commercial properties in the City of New York, State of New York.

(b)          Property Taxes shall be apportioned on the basis of the fiscal period for which assessed. If the Closing Date shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made at the Closing Date by applying the tax rate for the preceding year to the latest assessed valuation, but, promptly after the assessment and/or tax rate for the current year are fixed, the apportionment thereof shall be recalculated and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other within ten (10) business days based on such recalculation. If as of the Closing Date the Premises or any portion thereof shall be affected by any special or general assessments which are or may become payable in installments of which the first installment is then a lien and has become payable, Seller shall pay the unpaid installments of such assessments which are due prior to the Closing Date and Purchaser shall pay the installments which are due on or after the Closing Date.

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(c)          If there are water meters at the Premises, the unfixed water rates and charges and sewer rents and taxes covered by meters, if any, shall be apportioned (i) on the basis of an actual reading done within thirty (30) days prior to the Apportionment Date, or (ii) if such reading has not been made, on the basis of the last available reading. If the apportionment is not based on an actual current reading, then, upon the taking of a subsequent actual reading, the parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and Seller shall deliver to Purchaser or Purchaser shall deliver to Seller, as the case may be, the amount determined to be due upon such readjustment. Seller shall endeavor to obtain and deliver to Purchaser at Closing a current water meter reading.

(d)          Charges for all electricity, steam, gas, light, telephone and other utility services at the Premises (each a “Utility” and collectively, “Utilities”) shall be billed to Seller’s account up to the Apportionment Date and, from and after the Apportionment Date, all Utilities shall be billed to Purchaser’s account. If for any reason such changeover in billing is not practicable as of the Closing Date, as to any Utility, such Utility shall be apportioned on the basis of actual current readings or, if such readings have not been made, on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and Seller shall promptly deliver to Purchaser, or Purchaser shall promptly deliver to Seller, as the case may be, the amount determined to be due upon such adjustment.

(e)          Charges payable under Contracts that Seller elects to assume in respect of the billing period of the related service provider in which the Closing Date occurs (the “Current Billing Period”) will be allocated on a per diem basis to Seller, based upon the number of days in the Current Billing Period prior to the Closing Date, and to Purchaser, based upon the number of days in the Current Billing Period on and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period.

(f)           At or prior to the Closing, Seller and Purchaser and/or their respective agents or designees will jointly prepare a preliminary closing statement (the “Preliminary Closing Statement”) which will show the net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for herein, and such net due amount will be added to or subtracted from the cash balance of the Purchase Price to be paid to Seller at the Closing pursuant to Section 4, as applicable. Within six (6) months following the Closing Date, Seller and Purchaser will jointly prepare a final closing statement reasonably satisfactory to Seller and Purchaser in form and substance (the “Final Closing Statement”) setting forth the final determination of the adjustments and prorations provided for in this Agreement and setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid). The net amount due Seller or Purchaser, if any, by reason of adjustments to the Preliminary Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefor within five (5) business days following the approval by both parties of the Final Closing Statement. The adjustments, prorations and determinations agreed to by Seller and Purchaser in the Final Closing Statement shall be conclusive and binding on the parties hereto except for any items which are not capable of being determined at the time the Final Closing Statement is agreed to by Seller and Purchaser, which items shall be determined and paid in the manner set forth in the Final Closing Statement and except for other amounts payable hereunder pursuant to provisions which survive the Closing. Prior to and following the Closing Date, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Property during normal business hours upon reasonable advance notice) in order to make the preliminary and final adjustments and prorations provided for herein.

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(g)          If any payment to be made after Closing under this Section 7 shall not be paid when due hereunder, the same shall bear interest (which shall be paid together with the applicable payment hereunder) from the date due until so paid at a rate per annum equal to the Prime Rate (as such rate may vary from time to time) as reported in the Wall Street Journal plus 3% (the “Default Rate”). To the extent a payment provision in this Section 7 or elsewhere in this Agreement does not specify a period for payment, then for purposes hereof such payment shall be due within five (5) business days of the date such payment obligation is triggered.

(h)          The provisions of this Section 7 shall survive the Closing.

8.           PROPERTY NOT INCLUDED IN SALE.

Notwithstanding anything to the contrary contained herein, it is expressly agreed by the parties hereto that (a) any fixtures, furniture, furnishings, equipment or other personal property (including, without limitation, trade fixtures in, on, around or affixed to the Building) owned or leased by any tenant, managing agent, leasing agent, contractor or employee at the Building, and (b) all inventory, samples and Coach products of all types, and any other personal property used in connection with the business of Coach and its affiliates (as opposed to the operation of the Property) and pictures, paintings, drawings, prints, sculptures, tapestries or other items of art now or hereafter located in the common areas of the Building ((a) and (b), collectively, “Excluded Personalty”), shall not be included in the Property to be sold to Purchaser hereunder.

9.           COVENANTS

(a)          During the period from the date hereof until the Closing Date (as the same may be extended in accordance with the terms of this Agreement), Seller shall:

(i)          be permitted to enter into, amend, modify, renew or extend any agreements with respect to all or any portion of the Property provided that such agreements will expire or terminate by their terms on or prior to the Closing Date or, in the case of Contracts, may be terminated by the owner of the Property without penalty upon not more than thirty (30) days’ (or less) prior notice unless the same are deemed in good faith to be necessary by Seller to respond to an emergency at the Premises;

(ii)         be permitted to enter into, amend, modify, renew or extend any Space Leases with respect to all or any portion of the Property provided that such Space Leases will expire or terminate by their terms on or prior to the Closing Date;

(iii)        maintain in full force and effect the insurance policies currently in effect with respect to the Premises (or replacements continuing similar coverage);

(iv)        operate, manage and maintain the Premises in a manner consistent in all material respects with past practice, except that Seller shall not be required to make any capital improvement or replacement to the Premises (unless, and to the extent, required to remedy unsafe conditions at the Premises); and

(v)         comply and otherwise perform all obligations in all material respects under any existing financing secured by the Premises.

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(b)          During the period from the date hereof until the Closing Date (as the same may be extended in accordance with the terms of this Agreement), Seller shall not, to the extent the same would be binding on or affect the Premises or any owner thereof after the Closing, except as permitted under Section 9(a), without Purchaser’s prior written approval in each instance, which approval shall not be unreasonably withheld, conditioned or delayed:

(i)          voluntarily subject the Property to any additional liens, encumbrances, covenants, restrictions or easements which would not constitute Permitted Encumbrances; and

(ii)         enter into any employment contract, service contract or any other agreement with respect to all or any portion of the Property;

(iii)        amend or modify (other than non-material amendments or modifications) or renew or extend any Contracts existing on the date hereof;

(iv)        enter into any new Contracts or Space Leases; or

(v)         cause the number of Employees at the Property to increase in any material respect or make any material changes in the salaries, wages or benefits paid to the Employees at the Property other than (A) as provided for in the applicable CBAs, (B) as required by applicable law, or (C) as determined by Seller if necessary for the reasonable and prudent operation of the Property or the conduct of Seller’s or any of its affiliates’ business therefrom.

(c)          Seller covenants and agrees that it shall use commercially reasonably efforts to vacate the Premises as soon as reasonably practicable following the occurrence of the “Closing” (as such term is defined in the Operating Agreement); provided, that in no event shall Seller vacate the Premises later than the date that is six (6) months following the occurrence of the “Closing” (as such term is defined in the Operating Agreement).

(d)          Whenever in Section 9(b) Seller is required to obtain Purchaser’s approval with respect to any transaction described therein, Purchaser shall notify Seller of its approval or disapproval within ten (10) business days after receipt of Seller’s request therefor and all agreements to be entered into in connection therewith. If Purchaser fails to notify Seller of its disapproval of any such transaction within said ten (10) business day period with the reasonable basis therefor, then Purchaser shall be deemed to have approved same (except with respect to matters set forth in Section 9(b)(i) above, with respect to which Purchaser shall be deemed to have disapproved the same).

10.         ASSIGNMENTS BY SELLER AND ASSUMPTIONS BY PURCHASER; EMPLOYEES; CONDITIONS TO CLOSING.

(a)          Assignment. On the Closing Date, Seller agrees to assign to Purchaser, pursuant to the instruments referenced in Section 17(c), without recourse, representation or warranty (except as expressly set forth in this Agreement), all of Seller’s right, title and interest in, and Purchaser agrees to assume Seller’s obligations accruing on and after the Closing Date under, (i) all transferable Licenses and Permits, if any, relating to the Property and all other intangible Personalty, and (ii) to the extent transferable and then in effect, all service, maintenance, supply and other agreements required for the operation of or otherwise relating to the Property (including all modifications and amendments thereof and supplements thereto, collectively the “Contracts”) that Purchaser elects to assume pursuant to the terms of this Section 17(a). Seller shall deliver to Purchaser on or before the date that is sixty (60) days prior to the Closing Date a true, correct and complete copy of each of the Contracts that are then in and will not expire or terminate prior to the Closing Date and Purchaser may, at its option, by written notice given to Seller on or prior to the date that is forty-five (45) days prior to the Closing Date, elect to assume any of such Contracts effective from and after the Closing Date.

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(b)          Employees. Purchaser may, or may cause another entity to, offer to continue the employment of any building service employees who are employed at the Property immediately prior to the Closing Date, including, without limitation, employees employed by Seller’s managing agent or an entity related to or affiliated with Seller or Seller’s managing agent (each an “Employee” and collectively, the “Employees”), and shall comply fully with sec. 22-505 of the Administrative Code of the City of New York (“DBSWPA”), if applicable. Purchaser shall provide written notice to Seller on or prior to the date that is forty-five (45) days prior to the Closing Date, whether it will assume, or cause another entity to assume, any of the CBAs (or corresponding “contractors agreement,” if applicable) effective from and after the Closing Date and identifying which Employees, if any, to whom Purchaser intends to offer, or cause another entity to offer, employment effective from and after the Closing Date. Seller, Seller’s managing agent or an entity related to or affiliated with Seller or Seller’s managing agent, may provide any and all notices and information required by the DBSWPA with prior notice to, but without the need for consent from, Purchaser, anything to the contrary in this Agreement notwithstanding. Purchaser shall be solely responsible for all liabilities whatsoever with respect to any and all Employees for (i) salaries for the period from and after the Closing Date for Employees retained by Purchaser or another entity, (ii) benefits attributable to the period from and after the Closing Date for Employees retained by Purchaser or another entity as contemplated above, (iii) to the extent a Section 4204 transaction is not completed under Section 10(d) below with respect to the applicable Multiemployer Plan, withdrawal liability as defined in Section 4201, et seq. of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) arising from and after the Closing Date, including, without limitation, such liability arising in connection with the transactions contemplated in this Agreement, but only to the extent such withdrawal liability relates to the operation of the Property and is actually assessed against Seller or its managing agent, (iv) benefit continuation and/or severance payments relating to any Employee that may be payable as a result of (A) any termination of employment from and after the Closing Date of any such Employee retained by Purchaser or another entity as contemplated above, or (B) the transactions contemplated in this Agreement, (v) notices, payments, fines or assessments due to any governmental authority pursuant to any laws, rules or regulations with respect to the employment, discharge or layoff from and after the Closing Date of any such Employee retained by Purchaser or another entity as contemplated above, including, but not limited to, such liability as arises under the Worker Adjustment and Retraining Notification Act, Section 4980B of the Internal Revenue Code (COBRA) and any rules or regulations as have been issued in connection with any of the foregoing, and (vi) for all obligations and liabilities under, arising from or otherwise relating to any collective bargaining agreement listed in Schedule 11(c)(viii), including, any such agreement that succeeds or replaces the listed collective bargaining agreements (each, a “CBA”), relating to the Employees (or any of them) or the operation of the Property by Seller or its managing agent that arise and accrue on or after the Closing Date (including by reason of the consummation of the transactions contemplated by this Agreement), including, without limitation, such obligations and liabilities of Seller or Seller’s managing agent or an entity related to or affiliated with Seller or Seller’s managing agent concerning Purchaser’s failure to assume, or to agree in this Agreement to assume, any CBA. The provisions of this Section 10(b) shall survive the Closing.

(c)          Employment Indemnities. Seller hereby agrees to indemnify and defend Purchaser and its affiliates against, and agrees to hold them harmless from, any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys’ fees) and other liabilities and obligations incurred or suffered as a result of any claim by any Employee or person or entity acting in the interest of or on behalf of any Employee, including, without limitation, any union, governmental agency or other representative, that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA, DBSWPA and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, CBA, understanding or promise, written or oral, formal or informal, between Seller and the Employee, or person or entity acting in the interest of or on behalf of the Employee, arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) before the Closing Date. Purchaser hereby agrees to indemnify and defend Seller and its affiliates against, and agrees to hold them harmless from, any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys’ fees) and other liabilities and obligations incurred or suffered as a result of any claim by any Employee or person or entity acting in the interest of or on behalf of any Employee, including without limitation, any union, employee benefit plan, governmental agency or other representative, that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA, DBSWPA and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, CBA, understanding or promise, written or oral, formal or informal, between Seller or Purchaser and the Employee or person or entity acting in the interest of or on behalf of the Employee, arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) on or after the Closing Date and any action, events or omission that occurred (or, in the case of omissions, failed to occur) in connection with the transactions contemplated in this Agreement. The provisions of this Section 10(c) shall survive the Closing.

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(d)          Multiemployer Pension Plans.

(i)          Seller, Seller’s managing agent or an entity related to or affiliated with Seller or Seller’s managing agent has, obligations to contribute to the Multiemployer Plans(s) and/or funds listed or referenced in the CBAs (“Seller Multiemployer Plans”). The Seller Multiemployer Plans listed or referenced in the CBAs that are subject to Section 4201 of ERISA, are herein called the “Multiemployer Pension Plans”.

(ii)         If Purchaser elects to, or elects to cause another entity to, assume one or more of the CBAs, then the further provisions of this Section 10(d)(ii) shall apply, unless Purchaser notifies Seller in writing at least ten (10) business days prior to the Closing Date of its election not to have such further provisions of this Section 10(d)(ii) apply. With respect to each Multiemployer Pension Plan: (A) Purchaser shall have an obligation to contribute to such Multiemployer Pension Plan from and after the Closing Date for substantially the same number of contribution base units for which Seller had an obligation to contribute prior to the Closing Date, (B) to the extent required by such Multiemployer Pension Plan and Section 4204 of ERISA, Purchaser shall provide to such Multiemployer Pension Plan, for a period equal to five plan years of such Multiemployer Pension Plan, commencing with the first plan year beginning after the Closing Date, a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, or an amount held in escrow by a bank or a similar financial institution or such other equivalent form of security permitted for this purpose in an amount equal to 100% (or 200% in the case that the Multiemployer Pension Plan is in reorganization in the plan year during which the Closing Date occurs) of the greater of (1) the average annual contribution required to have been made by Seller with respect to the Property under the Multiemployer Pension Plan for the three plan years preceding the plan year in which the Closing Date occurs or (2) the annual contribution that Seller was required to have made with respect to the Property under the Multiemployer Pension Plan for the last plan year of the Multiemployer Pension Plan preceding the plan year in which the Closing Date occurs, which bond, escrow or security shall be paid to the Multiemployer Pension Plan if Purchaser withdraws from the Multiemployer Pension Plan or fails to make a contribution to the Multiemployer Pension Plan when due, at any time during the first five plan years of the Multiemployer Pension Plan beginning after the Closing Date, (C) Purchaser shall notify the Multiemployer Plan of the transactions contemplated herein and will use its reasonable efforts to satisfy such Multiemployer Pension Plan that such transactions comply with the terms of Section 4204 of ERISA, and Seller shall cooperate with Purchaser in such efforts (including any efforts to obtain a waiver of the security provisions under ERISA by the Multiemployer Pension Plan or the PBCG), and (D) if Purchaser completely or partially withdraws (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from such Multiemployer Pension Plan during the five plan years beginning after the Closing Date and does not pay any part of any Withdrawal Liability by reason of such withdrawal, Seller shall be secondarily liable to the Multiemployer Pension Plan for the Withdrawal Liability up to the amount of the Withdrawal Liability that it would have incurred but for the provisions of this Section 10(d) and Section 4204 of ERISA; provided, that Purchaser shall reimburse Seller for any such payment within ten (10) business days of demand by Seller. If Seller is required to provide a bond or an amount in escrow to the extent required by, and under the circumstances described in, Section 4204(a)(3) of ERISA, Purchaser shall pay to Seller the cost of such bond or the amount of such escrow not less than ten (10) business days prior to Seller obtaining such bond or establishing such escrow, and Seller shall not be required to reimburse the Purchaser for any such costs or amounts. Purchaser shall indemnify and hold harmless Seller from any fees or charges imposed by a Multiemployer Pension Plan to issue a Withdrawal Liability Estimate on or after the Closing Date. The obligations and undertaking of Purchaser under this Section 10(d)(ii) is a special inducement to Seller to enter into this Agreement without which Seller would not enter into this Agreement. Any reference to “Seller” or “Purchaser in the above paragraph shall also refer to their respective agents and affiliates, as applicable. The provisions of this Section 10(d) shall survive the Closing.

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(e)          Conditions to Obligations of Seller. The obligation of Seller to effect the Closing shall be subject to the fulfillment or written waiver by Seller at or prior to the Closing of the following conditions:

(i)          Representations and Warranties. The representations and warranties of Purchaser contained in Section 11(f) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date.

(ii)         Performance of Obligations. Purchaser shall have, in all material respects, performed or caused to be performed all obligations required of Purchaser under this Agreement on and prior to the Closing Date, including payment of the full balance of the Purchase Price as provided in Section 4(a) hereof.

(iii)        Delivery of Documents. Each of the documents required to be executed, acknowledged (if applicable) and/or delivered by Purchaser at Closing shall have been delivered as provided herein.

(iv)        Operating Agreement. The Closing (as such term is defined in the Operating Agreement) shall have occurred and Legacy Yards LLC shall have distributed the Coach Unit (as such term is defined in the Operating Agreement) to Coach in accordance with the Operating Agreement.

(v)         Development Agreement. Developer shall have completed the TCO Work (as defined in the Development Agreement) and shall have received a temporary certificate of occupancy for the Coach Areas (as defined in the Development Agreement) in accordance with the terms of the Development Agreement on or before June 1, 2016, which date shall be extended on a day-for-day basis for delays caused by Force Majeure events, Coach Change Delays extending beyond the Chance Order Grace Period and Coach Work Delays (as such terms are defined in the Development Agreement).

(f)          Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing shall be subject to the fulfillment or written waiver by Purchaser at or prior to the Closing Date of the following conditions:

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(i)          Representations and Warranties. The representations and warranties of Seller contained in Section 11(c) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date. Notwithstanding the foregoing, Purchaser shall have no right to terminate this Agreement and there shall be no reduction in the Purchase Price if any representation made by Seller on the date hereof shall not be true and correct in any material respect on or as of the Closing Date if such inaccuracy is due to (i) any condition or matter arising or occurring after the date hereof, in each case, not within Seller’s reasonable control or (ii) any action taken, or any omission, by or on behalf of Seller in accordance with or permitted by the provisions of this Agreement (and, for the avoidance of doubt, no such permitted change shall constitute a Seller breach or a failure of condition under this Agreement). If Seller, in the Representation Update to be delivered by Seller pursuant to this Agreement, makes any qualifications or other changes to Seller’s representations and warranties that are not described in the foregoing clause (i) or clause (ii) (any such other qualification or other change, a “Qualification”), Purchaser shall have no right, remedy or claim against Seller, and Seller shall in any event be deemed to have satisfied the condition set forth in this Section 10(f)(i), unless the sum of (A) in the case of Qualifications resulting from circumstances that can be cured by the payment of money, the aggregate cost of correcting all such circumstances, plus (B) in the case of Qualifications resulting from circumstances that cannot readily be corrected with the payment of money, the aggregate diminution in the value of the Premises, exceeds the Threshold Amount. If any Qualifications in the aggregate involve costs and/or impairments to value that are in excess of the Threshold Amount, then Seller shall have the right, in Seller’s sole and absolute discretion, to credit Purchaser the amount of such costs and/or impairments to value in excess of the Threshold Amount, in which event such Qualification shall be deemed to not constitute a failure of a condition to Purchaser’s obligations to effectuate the Closing under this Agreement, and Purchaser shall be required to close hereunder and shall have no further remedy therefor. In either event, the costs and/or impairments to value resulting from any such Qualifications shall be credited against the Threshold Amount for purposes of determining, after the Closing, whether the Damages resulting from any breach of the representations contained in Section 11(c) exceeds the Threshold Amount. If Seller does not elect to credit Purchaser the amount of such costs and/or impairments to value in excess of the Threshold Amount, then the provisions of Section 10(g) shall apply.

(ii)         Performance of Obligations. Seller shall have, in all material respects, performed or cause to be performed all obligations required of Seller under this Agreement on or prior to the Closing Date.

(iii)        Delivery of Documents. Each of the documents required to be executed, acknowledged (if applicable) and/or delivered by Seller at Closing shall have been delivered as provided herein.

(iv)        Operating Agreement. The Closing (as such term is defined in the Operating Agreement) shall have occurred and Legacy Yards LLC shall have distributed the Coach Unit (as such term is defined in the Operating Agreement) to Coach in accordance with the Operating Agreement.

(v)         Title. Subject to the terms and provisions of this Agreement, title to the Premises to be sold, assigned and conveyed by Seller to Purchaser hereunder shall be subject only to Permitted Encumbrances.

(vi)        Occupancy. All Space Leases shall have expired or terminated and all tenants thereunder shall have vacated the premises demised thereunder and Seller shall have delivered evidence to Purchaser thereof (to the extent applicable).

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(vii)       Contracts. Seller shall have delivered evidence to Purchaser that all Contracts that Purchaser has not elected to assume have expired or terminated or will expire or terminate on or prior to the Closing Date.

(g)          Failure of Condition. If Purchaser is unable to timely satisfy (and Seller has not waived in writing) the conditions precedent to Seller’s obligation to effect the Closing, then such failure shall constitute a default hereunder, in which case, Section 20(a) shall govern. If Seller is unable to timely satisfy the conditions precedent to Purchaser’s obligation to effect the Closing, then, (i) Seller may, if it so elects and without any abatement in the Purchase Price, adjourn the Scheduled Closing Date for a period or periods not to exceed sixty (60) days in the aggregate and (ii) if, after any such extension, the conditions precedent to Purchaser’s obligation to effect the Closing continue to not be satisfied (and Purchaser has not waived the same in writing) or Seller does not elect such extension and, in either case, such failure of condition precedent is not the result of Seller’s default hereunder, then Purchaser or Seller shall be entitled to terminate this Agreement by notice thereof to the other party. If this Agreement is so terminated, then neither party shall have any further obligations hereunder, except those expressly stated to survive the termination of this Agreement. If the provisions of clause (ii) of this Section 10(g) would be applicable, except such failure of condition precedent is the result of Seller’s default hereunder, then Section 20(b) shall govern.

11.         CONDITION OF THE PROPERTY; REPRESENTATIONS.

(a)          PURCHASER EXPRESSLY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (THE “EXPRESS REPRESENTATIONS”), NEITHER SELLER, NOR ANY OTHER SELLER PARTY, NOR ANY PERSON OR ENTITY WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY PURCHASER IN CONDUCTING ITS DUE DILIGENCE, NOR ANY SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE (INCLUDING WITHOUT LIMITATION WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE PROPERTY, THE PERMITTED USE OF THE PROPERTY OR THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE THERETO OR THE COMPLIANCE BY THE PROPERTY THEREWITH, THE REVENUES AND EXPENSES GENERATED BY OR ASSOCIATED WITH THE PROPERTY, THE AVAILABILITY OR AMOUNT OF ANY TAX CREDITS, OR OTHERWISE RELATING TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREIN. PURCHASER FURTHER ACKNOWLEDGES THAT ALL MATERIALS WHICH HAVE BEEN PROVIDED BY ANY OF THE SELLER PARTIES HAVE BEEN PROVIDED WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED AS TO THEIR CONTENT, SUITABILITY FOR ANY PURPOSE, ACCURACY, TRUTHFULNESS OR COMPLETENESS AND PURCHASER SHALL NOT HAVE ANY RECOURSE AGAINST SELLER OR ANY OF THE OTHER SELLER PARTIES IN THE EVENT OF ANY ERRORS THEREIN OR OMISSIONS THEREFROM. PURCHASER IS ACQUIRING THE PROPERTY BASED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY SELLER, OR ANY OF THE OTHER SELLER PARTIES, EXCEPT FOR THE REPRESENTATIONS EXPRESSLY SET FORTH HEREIN. PURCHASER EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS PROVIDED TO IT BY SELLER IN CONNECTION WITH ITS DUE DILIGENCE AND AGREES THAT IT SHALL RELY SOLELY ON ITS OWN INDEPENDENTLY DEVELOPED OR VERIFIED INFORMATION.

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(b)          EXCEPT FOR THE EXPRESS REPRESENTATIONS, PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS PURCHASING THE PROPERTY “AS IS” AND “WITH ALL FAULTS”, BASED UPON THE CONDITION (PHYSICAL OR OTHERWISE) OF THE PROPERTY AS OF THE DATE OF THIS AGREEMENT, REASONABLE WEAR AND TEAR AND, SUBJECT TO THE PROVISIONS OF SECTIONS 12 AND 13 OF THIS AGREEMENT, LOSS BY CONDEMNATION OR FIRE OR OTHER CASUALTY EXCEPTED. PURCHASER ACKNOWLEDGES AND AGREES THAT ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY FINANCING CONTINGENCY OR OTHER CONTINGENCIES OR SATISFACTION OF ANY CONDITIONS OTHER THAN THE CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO EFFECT THE CLOSING EXPRESSLY SET FORTH IN THIS AGREEMENT, AND PURCHASER SHALL HAVE NO RIGHT TO TERMINATE THIS AGREEMENT EXCEPT AS EXPRESSLY PROVIDED FOR HEREIN.

(c)          Seller hereby represents and warrants to Purchaser as of the date hereof and as of Closing Date (subject to Seller’s Representation Update and the provisions of Section 10(f)(i)) as follows (each a “Representation” and collectively, the “Representations”) that:

(i)          Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and duly organized to do business in the State of New York.

(ii)         Seller has the full power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms, subject to equitable principles and principles governing creditors’ right generally, and does not violate any provision of any agreement or judicial order to which Seller or the Property is subject. All documents to be executed by Seller and delivered to Purchaser at Closing will as of the Closing Date be duly authorized, executed and delivered by Seller and the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to equitable principles and principles governing creditors’ right generally, and will not violate any provision of any agreement or judicial order to which Seller or the Property is subject.

(iii)        Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby is or will be prohibited, or requires or will require as a condition thereto any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction, decree or agreement which has not been obtained and delivered to Seller.

(iv)        Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code 1986, as amended, or any regulations promulgated thereunder (collectively, the “Code”).

(v)         There are no leases, licenses or other agreements granting the right of occupancy at the Premises (“Space Leases”) to any person or entity or any brokerage agreements or management agreements, except for those set forth on Schedule 11(c)(v) attached hereto and made a part hereof, each of which shall be terminated on or prior to Closing at no expense or cost to Purchaser.

(vi)        Seller has not (A) made a general assignment for the benefit of its creditors, (B) admitted in writing its inability to pay its debts as they mature, (C) had an attachment, execution or other judicial seizure of any property interest which remains in effect, or (D) taken, failed to take or submitted to any action indicating a general inability to meet its financial obligations as they accrue. There is not pending any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of Seller or any of its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking appointment of a receiver, trustee, custodian or other similar official for any of them or for all or any substantial part of its or their property.

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(vii)       Except for the matter set forth on Schedule 11(c)(vii), there is no action, suit, litigation, hearing or administrative proceeding as to which Seller has received written notice, or, to Seller’s knowledge, threatened in writing with respect to all or any portion of the Premises and which would adversely affect in any material respect, Seller’s ability to consummate the transactions contemplated in this Agreement in accordance with the terms hereof.

(viii)      Attached hereto as Schedule 11(c)(viii) is a true, correct and complete list of all CBAs affecting the Premises as of the date hereof, and a true, correct and complete copy of each CBA has been provided by Seller to Purchaser prior to the date hereof. To Seller’s knowledge, (A) there are no pending grievances or labor arbitrations pursuant to any CBA and (B) Seller and its managing agent for the Property are in compliance in all material respects with all federal and state laws respecting the employment of the Employees at the Property.

(ix)         Attached hereto as Schedule 11(c)(ix) is a true, correct and complete list of all current Employees.

(x)          With respect to each Multiemployer Plan or any other employee benefit plans, as defined in Section 3(3) of ERISA, or other employee benefit, agreement, policy or arrangement which is or has been maintained or contributed to by Seller, the Property is not subject to a lien under ERISA or the Code. Seller is not an “employee benefit plan” as defined in ERISA, whether or not subject to ERISA, or a “plan” as defined in Section 4975 of the Code and none of Seller’s assets constitutes (or is deemed to constitute for purposes of ERISA or Section 4975 of the Code, or any substantially similar federal, state or municipal Law) “plan assets” for purposes of 29 CFR Section 2510.3-101, as amended by Section 3(42) of ERISA or otherwise for purposes of ERISA or Section 4975 of the Code.

(xi)         There are no condemnation or eminent domain proceedings as to which Seller has received written notice, or to Seller’s knowledge, threatened in writing against the Premises or any portion thereof.

(xii)        There is no contract or agreement for management or leasing of the Premises or any portion thereof which will be binding on Purchaser as of the Closing Date.

(xiii)       Seller has not granted any person or entity any oral or written right, agreement or option to acquire all or any portion of the Premises.

(xiv)      Except as disclosed to Purchaser in writing, Seller has not received written notice from any governmental authority of any violation of any Environmental Laws (other than ECB violations) at the Premises which violation remains uncured.

(xv)       Seller is not now nor shall it be at any time prior to or at the Closing a person with whom a U.S. person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control (“OFAC”) (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons or otherwise).

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(xvi)      Seller: (A) is not under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (B) has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (C) has not had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws, which investigation, charge, conviction, penalties, seizure, or forfeiture as described in clause (A), (B) or (C) above would prohibit Seller and Purchaser from consummating the transactions contemplated by this Agreement. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

Any and all uses of the phrase, “to Seller’s knowledge” or other references to the knowledge of Seller in this Agreement shall mean the actual, present, conscious knowledge of Todd Kahn or Mitchell Feinberg (the “Seller Knowledge Individuals”) as to a fact at the time given without any investigation or inquiry. Without limiting the foregoing, Purchaser acknowledges that the Seller Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individuals or of any other individual or entity, shall be imputed to the Seller Knowledge Individuals.

The representations and warranties of Seller contained in this Section 11(c) (such representations and warranties, the “Surviving Representations”) shall survive the Closing for one hundred eighty (180) days following the Closing Date (the “Limitation Period”). Each Surviving Representation shall automatically be null and void and of no further force and effect upon the expiration of the Limitation Period unless, prior to the expiration of the Limitation Period, Purchaser shall have provided Seller with a Breach Notice (as hereinafter defined) alleging that Seller is in breach of such Surviving Representation. Any claim by Purchaser that Seller is in breach of any Surviving Representation (each, a “Seller Breach”) shall be made by Purchaser delivering to Seller written notice (each a “Breach Notice”) promptly after Purchaser has learned of such Seller Breach and prior to the expiration of the Limitation Period, which Breach Notice shall set forth (x) a description in reasonable detail of the claimed Seller Breach, including all facts and circumstances upon which the claimed Seller Breach is based and why those facts and circumstances constitute an alleged Seller Breach, (y) the section and/or subsection of this Agreement under which the claimed Seller Breach is asserted, and (z) Purchaser’s good faith determination of the damages suffered by Purchaser resulting from the Seller Breach described in the Breach Notice (the “Claimed Damage”), which Claimed Damage shall be expressed as a dollar amount. Purchaser shall allow Seller thirty (30) days after receipt of a Breach Notice within which to cure the applicable Seller Breach. If Seller fails to cure such Seller Breach within such thirty (30) day period, Purchaser’s sole remedy shall be to commence a legal proceeding against Seller alleging that Seller has breached this Agreement and that Purchaser has suffered actual damages as a result thereof (a “Proceeding”). Any proceeding with respect to the Surviving Representations must be commenced, if at all, no later than the date (the “Outside Proceeding Date”) that is sixty (60) days after the expiration of the later of (A) the Limitation Period and (B) Seller’s thirty (30) day cure period. If Purchaser shall have timely commenced a Proceeding and a court of competent jurisdiction shall, pursuant to a final, non-appealable order in connection with such Proceeding, determine that (i) a Seller Breach has occurred and (ii) Purchaser suffered actual damages (the “Damages”) by reason of such Seller Breach and that such Damages exceed $250,000.00 in the aggregate (the “Threshold Amount”), and (iii) Purchaser did not have actual knowledge of such Seller Breach on or prior to the Closing Date and is not deemed to have knowledge of such Seller Breach as described in Section 11(d) below, then, Purchaser shall be entitled to receive an amount equal to the Damages; provided, that in no event shall Seller’s aggregate liability for any and all Seller Breaches under this Agreement or any of the agreements, certificates or instruments executed by Seller in connection herewith or pursuant hereto, exceed $2,600,000.00 (the “Maximum Liability Amount”). Any such Damages, subject to the limitations contained herein, shall be paid within thirty (30) days following the entry of such final, non-appealable order and delivery of a copy thereof to Seller. If there shall be a Seller Breach and Purchaser is entitled to receive any Damages as a result thereof, Purchaser shall have no recourse to the property or other assets of Seller or any other Seller Party, other than Seller’s interest in the net sales proceeds received by Seller from Purchaser at the Closing (subject to the Maximum Liability Amount and the other limitations expressly set forth in this Agreement).

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(d)          The representations and warranties of Seller set forth in Section 11(c) are subject to the following limitations: (i) subject to the express provisions of Section 9(b), Seller does not represent or warrant that any particular Contract or Space Lease will be in force or effect as of the Closing or that the contractors thereunder, as applicable, will not be in default thereunder, (ii) to the extent that Seller has delivered or made available to Purchaser (or to any Diligence Party (as defined below)) any Contracts or other information with respect to the Property at any time prior to the date hereof, and such Contracts or other information contain provisions inconsistent with any of such representations and warranties, then such representations and warranties shall be deemed modified to conform to such provisions and Purchaser shall be deemed to have knowledge thereof and (iii) in the event that, prior to the Closing, Purchaser shall obtain actual knowledge of any information that is contradictory to, and would constitute the basis of a breach of, any representation or warranty or failure to satisfy any condition on the part of Seller, then, promptly thereafter (and, in all events, on or prior to Closing), Purchaser shall deliver to Seller notice of such information specifying the representation, warranty or condition to which such information relates, and Purchaser further acknowledges that such representation, warranty or condition will not be deemed breached in the event Purchaser shall have, prior to Closing, obtained actual knowledge of any information that is contradictory to such representation or warranty and shall have failed to disclose to Seller as required hereby and Purchaser shall not be entitled to bring any action after the Closing Date based on such representation, warranty or condition. Without limiting the generality of the foregoing, Purchaser shall be deemed to know that any representation or warranty contained herein is untrue, inaccurate or breached to the extent that (1) Purchaser has knowledge of any fact or information which is inconsistent with such representation or warranty or (2) this Agreement or any Contracts or other information with respect to the Property delivered or made available to Purchaser or any Diligence Party contain provisions inconsistent with any of such representations and warranties. “Diligence Party” shall mean any of the following: (i) Purchaser and (ii) any officers, directors, employees, agents, consultants, affiliates, attorneys and representatives of Purchaser or any affiliate of Purchaser who were involved in the negotiation of this Agreement, reviewed any Contracts or other information relating to the Property, were involved in the preparation of the Diligence Reports or the performance of the due diligence conducted on behalf of Purchaser in order to prepare the same. “Diligence Reports” mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by or on behalf of Purchaser in connection with the Property.

(e)          Each of the provisions of this Section 11 shall survive the Closing, but such survival shall be limited, in the case of the Surviving Representations, to the extent set forth in Section 11(c). The provisions of Section 11(a) and Section 11(b) shall be deemed incorporated by reference and made a part of all documents or instruments delivered by Seller to Purchaser in connection with the sale of the Property.

(f)           Purchaser hereby represents and warrants to Seller as of the date hereof and as of Closing Date that:

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(i)          Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(ii)         Purchaser has the full power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, subject to equitable principles and principles governing creditors’ right generally, and does not violate any provision of any agreement or judicial order to which Purchaser is subject. All documents to be executed by Purchaser and delivered to Seller at Closing will as of the Closing Date be duly authorized, executed and delivered by Purchaser and the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to equitable principles and principles governing creditors’ right generally, and will not violate any provision of any agreement or judicial order to which Purchaser is subject.

(iii)        Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby is or will be prohibited, or requires or will require as a condition thereto Purchaser to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction, decree or agreement which has not been obtained and delivered to Purchaser.

(iv)        Purchaser is not the subject of any voluntary or involuntary bankruptcy proceedings for the dissolution or liquidation thereof.

(v)         There are no judgments, orders or decrees of any kind against Purchaser unpaid and unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, to Purchaser’s actual knowledge, threatened in writing against Purchaser, which would have a material adverse effect on Purchaser, its financial condition or its ability to consummate the transactions contemplated by this Agreement.

(vi)        Purchaser is not acquiring the Property with the assets of an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or, if plan assets will be used to acquire the Property, Purchaser will deliver to Seller at Closing a certificate containing such factual representations as shall permit Seller and its counsel to conclude that no prohibited transaction would result from the consummation of the transactions contemplated by this Agreement. Purchaser is not a “party in interest” within the meaning of Section 3(14) of ERISA with respect to any beneficial owner of Seller.

(vii)       Purchaser is not now nor shall it be at any time prior to or at the Closing a person with whom a U.S. person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons or otherwise).

(viii)      Purchaser: (A) is not under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (B) has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (C) has not had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws, which investigation, charge, conviction, penalties, seizure, or forfeiture as described in clause (A), (B) or (C) above would prohibit Seller and Purchaser from consummating the transactions contemplated by this Agreement. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

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Any and all uses of the phrase, “to Purchaser’s knowledge” or other references to the knowledge of Purchaser in this Agreement shall mean the actual, present, conscious knowledge of L. Jay Cross, Bruce Warwick, Jeff T. Blau or Richard O’ Toole (the “Purchaser Knowledge Individuals”) as to a fact at the time given. Without limiting the foregoing, Seller acknowledges that the Purchaser Knowledge Individuals are not obligated to perform any investigation or review of any files or other information in the possession of Purchaser, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller or Purchaser set forth in this Agreement, other than any investigations, reviews or inquiries which Purchaser has, or may hereafter in its discretion, perform. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Purchaser Knowledge Individuals or of any other individual or entity, shall be imputed to the Purchaser Knowledge Individuals.

(g)          Except as expressly set forth in Section 11(c)(xiii) of this Agreement, Seller makes no warranty with respect to the presence of Hazardous Materials (as hereinafter defined) in, on, above or beneath the Premises (or any parcel in proximity thereto) or in any water on or under the Premises. Purchaser’s closing hereunder shall be deemed to constitute an express waiver of Purchaser’s right to cause Seller to be joined in any action brought under any Environmental Laws (as hereinafter defined). As used herein, the term “Hazardous Materials” means (i) those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” and “toxic pollutants,” as such terms are defined under the Environmental Laws, or any of them, (ii) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable (collectively, “Asbestos”), (v) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (vi) radon, (vii) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (viii) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation. As used herein, the term “Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. Part 61, Subpart M, the United States Environmental Protection Agency Guidelines on Mold Remediation in Schools and Commercial Buildings, the United States Occupational Safety and Health Administration regulations pertaining to Asbestos including, without limitation, 29 C.F.R. Sections 1910.1001 and 1926.58), applicable New York State and New York City statutes and the rules and regulations promulgated pursuant thereto regulating the storage, use and disposal of Hazardous Materials, the New York City Department of Health Guidelines on Assessment and Remediation of Fungi in Indoor Environments and any state or local counterpart or equivalent of any of the foregoing, and any related federal, state or local transfer of ownership notification or approval statutes. Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, and the other Seller Parties from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim for indemnification or contribution arising under any Environmental Law.

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12.         DAMAGE AND DESTRUCTION.

(a)          If all or any part of the Building is damaged by fire or other casualty occurring on or after the date hereof and prior to the Closing Date, whether or not such damage affects a material part of such building, then neither party shall have the right to terminate this Agreement, Seller shall assign and remit to Purchaser all insurance proceeds resulting therefrom, less all amounts reasonably and actually expended by Seller to collect such proceeds and/or remedy any unsafe or unlawful conditions at the Premises as a result of such fire or casualty, and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such destruction or damage, except that Seller shall be required to restore the Premises to the extent (and only to the extent) required by applicable Laws and Regulations to address unsafe conditions at the Premises; provided, that Seller shall, on the Closing Date, (i) assign and remit to Purchaser all insurance proceeds which may have been collected by Seller with respect to such casualty, less all amounts reasonably and actually expended by Seller to collect such proceeds or to remedy any such unsafe conditions at, or repair any damage to, the Premises as a result of such casualty, or (ii) if no insurance proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to all proceeds which may be payable to Seller as a result of such casualty, and Purchaser shall reimburse Seller for all amounts reasonably and actually expended by Seller in furtherance of collecting such proceeds.

(b)          The provisions of this Section 12 supersede any law applicable to the Premises governing the effect of fire or other casualty in contracts for real property.

13.         CONDEMNATION.

(a)          If, prior to the Closing Date, any part of the Premises is taken (other than a temporary taking), or if Seller shall receive an official notice from any governmental authority having eminent domain power over the Premises of its intention to take, by eminent domain proceeding, any part of the Premises (a “Taking”), then:

(i)          if such Taking involves twenty-five percent (25%) or less of the rentable area of the Building as determined by an independent architect chosen by Seller (subject to Purchaser’s review and reasonable approval of such determination and the provisions of Section 13(b)), then neither party shall have any right to terminate this Agreement, and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking; provided, however, that Seller shall, on the Closing Date, (A) assign and remit to Purchaser any award or other proceeds which may have been collected by Seller as a result of such Taking, less all amounts reasonably and actually expended by Seller to collect such award and/or to remedy any unsafe conditions at, or repair any damage to, the Premises as a result of such Taking, or (B) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to all such award or other proceeds which may be payable to Seller as a result of such Taking, and Purchaser shall reimburse Seller for all amounts reasonably and actually expended by Seller in furtherance of collecting such award or other proceeds.

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(ii)         if such Taking involves more than twenty-five percent (25%) of the rentable area of the Building as determined by an independent architect chosen by Seller (subject to Purchaser’s review and reasonable approval of such determination and the provisions of Section 13(b)), then Purchaser shall have the option, exercisable on or prior to the Condemnation Election Date (as defined below), to terminate this Agreement by delivering notice of such termination to Seller, whereupon this Agreement shall be canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof. If a Taking described in this clause (ii) shall occur and Purchaser shall not timely elect to terminate this Agreement, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking; provided, however, that Seller shall, on the Closing Date, (A) assign and remit to Purchaser any award or other proceeds which may have been collected by Seller as a result of such Taking, less all amounts reasonably and actually expended by Seller to collect such award and/or remedy any unsafe or unlawful conditions at the Property as a result of such Taking, or (B) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to all such award or other proceeds which may be payable to Seller as a result of such Taking, and Purchaser shall reimburse Seller for all amounts reasonably and actually expended by Seller in furtherance of collecting such award or other proceeds. As used herein, the term “Condemnation Election Date” means the tenth (10th) business day following Seller’s delivery of an independent architect’s determination pursuant to Section 13(a) or if Purchaser timely delivered a notice disputing such independent architect’s determination, the tenth (10th) business day following the final resolution of such dispute by arbitration or agreement of the parties.

(b)          Purchaser shall have the right to dispute any determination by an independent architect pursuant to Section 13(a) by giving Seller a notice thereof and describing the basis of such dispute in reasonable detail within ten (10) business days following Seller’s delivery of such independent architect’s determination. If Purchaser fails to timely deliver such a notice, then Purchaser shall be deemed to have waived its right to dispute the same. If Purchaser shall timely deliver such a notice, then such dispute shall be resolved by expedited arbitration before a single arbitrator in New York, New York acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided that if Seller and Purchaser fail to agree on an arbitrator within five (5) business days after Seller’s receipt of Purchaser’s notice, then either party may request the office of the American Arbitration Association located in New York, New York to designate an arbitrator. Such arbitrator shall be an independent architect having at least ten (10) years of experience in the construction of office buildings in New York, New York. The costs and expenses of such arbitrator shall be borne equally by Seller and Purchaser.

(c)          The provisions of this Section 13 supersede any law applicable to the Premises governing the effect of condemnation in contracts for real property.

(d)          Each of Seller and Purchaser acknowledges that the Hudson Yards Development Corporation (“HYDC”), itself or together with the Metropolitan Transit Authority (“MTA”), intends to perform certain street elevation and other work in connection with the extension of the Number 7 Subway Line and that Seller may be required to relocate the Building loading dock from the South side of the Building on 33rd Street to the North side of the Building on 34th Street in connection therewith (the “Relocation Work”). In the event that the Relocation Work is not completed by Seller prior to the Closing Date, then Seller shall, on the Closing Date, (i) assign and remit to Purchaser any award or other compensation which may have been paid to Seller in connection with the Relocation Work, less all costs and expenses actually incurred by Seller prior to the Closing Date in the performance the Relocation Work, and (ii) assign to Purchaser all agreements entered into by Seller and HYDC and/or the Metropolitan Transit Authority with respect to the Relocation Work and Seller’s right to all compensation which may be payable to Seller with respect to the Relocation Work. Neither the performance nor completion of any Relocation Work on or prior to the Closing Date shall be condition precedent to Seller’s or Purchaser’s obligations to close the transaction contemplated in this Agreement, nor shall Purchaser be entitled to any abatement of or credit against the Purchase Price at Closing as a result of the performance or non-performance, or completion or non-completion, thereof.

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14.         BROKERS AND ADVISORS.

(a)          Purchaser represents and warrants to Seller that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a “Broker”) in connection with this Agreement or the transactions contemplated hereby other than CBRE, Inc. (“Seller’s Broker”). Purchaser hereby agrees to indemnify, defend and hold Seller and the other Seller Parties, and any successors or assigns of the foregoing harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for any commission, fees or other compensation or reimbursement for expenses made by any Broker (other than Seller’s Broker) engaged by or claiming to have dealt with Purchaser in connection with this Agreement or the transactions contemplated hereby. Seller shall pay, or cause Coach, Inc. to pay, all commissions, fees, or other compensation or reimbursement due to Seller’s Broker pursuant to a separate agreement.

(b)          Seller represents and warrants to Purchaser that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any Broker (other than Seller’s Broker) in connection with this Agreement or the transactions contemplated hereby. Seller hereby agrees to indemnify, defend and hold Purchaser and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors and any successors or assigns of the foregoing, harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker engaged by or claiming to have dealt with Seller in connection with this Agreement or the transactions contemplated hereby, including, without limitation, Seller’s Broker.

(c)          The provisions of this Section 14 shall survive the Closing or earlier termination of this Agreement.

15.         TAX REDUCTION PROCEEDINGS.

Seller may file and/or prosecute an application for the reduction of the assessed valuation of the Premises or any portion thereof for real estate taxes or a refund of Property Taxes previously paid (a “Tax Certiorari Proceeding”) to the City of New York for any fiscal year. Seller shall have the right to withdraw, settle or otherwise compromise any Tax Certiorari Proceeding affecting real estate taxes assessed against the Premises (a) for any fiscal period prior to the fiscal year in which the Closing shall occur without the prior consent of Purchaser, and (b) for the fiscal year in which the Closing shall occur or any fiscal year thereafter, provided Purchaser shall have consented with respect thereto. The amount of any tax refunds (net of attorneys’ fees and other actual out-of-pocket costs incurred to obtain such tax refunds) with respect to any portion of the Premises for the tax year in which the Apportionment Date occurs shall be apportioned between Seller and Purchaser as of the Apportionment Date. If, in lieu of a tax refund, a tax credit is received with respect to any portion of the Premises for the tax year in which the Apportionment Date occurs, then (i) within thirty (30) days after receipt by Seller or Purchaser, as the case may be, of evidence of the actual amount of such tax credit (net of attorneys’ fees and other costs of obtaining such tax credit), the tax credit apportionment shall be readjusted between Seller and Purchaser, and (ii) upon realization by Purchaser of a tax savings on account of such credit, Purchaser shall pay to Seller an amount equal to the savings realized (as apportioned). All tax refunds, credits or other benefits applicable to the portion of the tax year preceding the Closing or to any fiscal period prior thereto shall belong solely to Seller (and Purchaser shall have no interest therein), and if any such refund, credit or other benefit shall be paid to Purchaser, Purchaser shall pay the same to Seller within ten (10) business days following Purchaser’s receipt thereof and, if not timely paid, with interest thereon from the date payment was due until paid to Seller at a rate equal to the Default Rate. The provisions of this Section 15 shall survive the Closing.

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16.         TRANSFER TAXES AND TRANSACTION COSTS.

(a)          At the Closing, Seller and Purchaser shall execute, acknowledge, deliver and file all such returns as may be necessary to comply with any applicable city, county or state conveyance tax laws and/or New York real estate conveyance tax laws (collectively, as the same may be amended from time to time, the “Transfer Tax Laws”). The transfer taxes payable pursuant to the Transfer Tax Laws shall collectively be referred to as the “Transfer Taxes”. On the Closing Date, Seller will pay (or cause to be paid) to the appropriate party the Transfer Taxes payable under the Transfer Tax Laws, if any, in connection with the consummation of the transactions contemplated by this Agreement.

(b)          Seller shall be responsible for (i) the costs of its legal counsel, advisors and other professionals employed by it in connection with the sale of the Property, (ii) the costs associated with terminating any Contracts or Employees as provided for hereinabove, and (iii) any recording fees relating to its obligations (if any) to remove Title Objections.

(c)          Except as otherwise provided above, Purchaser shall be responsible for (i) the costs and expenses associated with its due diligence, (ii) the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the purchase of the Property, (iii) all premiums and fees for title examination and owner’s title insurance obtained by Purchaser and all related charges and survey costs in connection therewith, (iv) the recording taxes and/or charges for any financing that Purchaser may elect to obtain, (v) premiums and fees for title examination and mortgagee title insurance in connection with any financing that Purchaser may elect to obtain and all related charges in connection therewith, and (vi) any recording fees for the recording of the deed to be recorded in connection with the transactions contemplated by this Agreement.

(d)          The provisions of this Section 16 shall survive the Closing.

17.         DELIVERIES TO BE MADE ON THE CLOSING DATE.

(a)          Seller’s Documents and Deliveries. On the Closing Date, each Seller shall deliver or cause to be delivered to Purchaser the following:

(i)          A duly executed and acknowledged bargain and sale deed without covenants against grantor’s acts in the form of Exhibit 1 attached hereto;

(ii)         A duly executed Bill of Sale in the form of Exhibit 2 attached hereto;

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(iii)        Originals or, if unavailable, copies, of plans and specifications, technical manuals and similar materials for the Building or any portion thereof, including, without limitation, all Building systems to the extent same are in Seller’s possession or control;

(iv)        A duly executed certification as to Seller’s non-foreign status in accordance with Section 1445 of the Code, if appropriate, in the form of Exhibit 3 attached hereto;

(v)         Resolutions of Seller’s board of directors or the written consent of Seller’s members, as applicable, in a form reasonably satisfactory to the Title Company, authorizing the transaction contemplated herein and the execution and delivery of the documents required to be executed and delivered by Seller hereunder;

(vi)        Seller shall execute an affidavit in lieu of registration as required by Chapter 664 of the Laws of 1978, in the form of Exhibit 4 attached hereto and made a part hereof;

(vii)       Seller shall execute, acknowledge and deliver to the Title Company a title affidavit in the form attached hereto as Exhibit 5 and made a part hereof;

(viii)      Originals or, if unavailable, copies, of all Books and Records relating to the ownership and operation of the Premises and maintained by Seller during Seller’s ownership thereof to the extent the same are in Seller’s possession;

(ix)         Originals or, if unavailable, copies, of all Plans, Permits and Licenses and approvals relating to the ownership, use or operation of the Premises, to the extent in Seller’s possession; and

(x)          Keys and combinations in Seller’s possession relating to the operation of the Premises; and

(xi)         An instrument (the “Representation Update”) confirming that the Surviving Representations remain true and correct in all material respects on and as of the Closing Date of advising Purchaser in what respects Seller’s Representations are inaccurate as of the Closing Date.

Seller shall be deemed to have delivered the items set forth in clauses (ii), (vii) and (viii) above if the same are left in the management office at the Premises on the Closing Date.

(b)          Purchaser’s Documents and Deliveries. On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller the following:

(i)          The Purchase Price, in cash, by wire transfer to an account or accounts designated by Purchaser prior to the Closing Date;

(ii)         If Purchaser is a corporation, (1) copies of the certificate of incorporation and by-laws of Purchaser and of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by the Secretary or Assistant Secretary of Purchaser; (2) a good standing certificate for Purchaser issued by the state of incorporation of Purchaser, dated within thirty (30) days of the Closing Date; (3) a good standing certificate for Purchaser issued by the State of New York (if not incorporated in but having the authority to do business in the State of New York) dated within thirty (30) days of the Closing Date; and (4) an incumbency certificate executed by the Secretary or Assistant Secretary of Purchaser with respect to those officers of Purchaser executing any documents or instruments in connection with the transactions contemplated herein;

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(iii)        If Purchaser is a partnership, (1) copies of Purchaser’s partnership agreement and partnership certificate and consent of the partners of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all of the foregoing being certified as true and correct by the general partner of Purchaser, (2) a good standing certificate issued for Purchaser by the state of organization of Purchaser, dated within thirty (30) days of the Closing Date; (3) a certificate of legal existence for Purchaser issued by the State of New York (if not organized in but having the authority to do business in the State of New York) dated within thirty (30) days of the Closing Date; and (4) with respect to the general partner of Purchaser, an incumbency certificate executed by an officer (if such general partner is a corporation) or manager(s)/managing member(s), as applicable (if such general partner is a limited liability company) of Purchaser with respect to individuals executing any documents or instruments on behalf of Purchaser in connection with the transactions contemplated herein; and

(iv)        If Purchaser is a limited liability company, (1) copies of Purchaser’s articles of organization and operating agreement and consent of the members of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all of the foregoing being certified as true and correct by the manager(s)/managing member(s), as applicable, of Purchaser; (2) a good standing certificate issued for Purchaser by the state of organization of Purchaser, dated within thirty (30) days of the Closing Date; (3) a certificate of legal existence for Purchaser issued by the State of New York (if not organized in but having the authority to do business in the State of New York) dated within thirty (30) days of the Closing Date; and (4) an incumbency certificate executed by an officer or manager(s)/managing member(s), as applicable, of Purchaser with respect to individuals executing any documents or instruments on behalf of Purchaser in connection with the transactions contemplated herein.

(c)          Jointly Executed Documents. Seller and Purchaser shall, on the Closing Date, each execute, acknowledge (as appropriate) and exchange the following documents:

(i)          The returns required under the Transfer Tax Laws, if any, and any other tax laws applicable to the transactions contemplated herein;

(ii)         An Assignment and Assumption of Contracts that Purchaser elects to assume in the form attached hereto as Exhibit 6, duly executed by Seller and Purchaser;

(iii)        If applicable, an Assignment and Assumption Agreement with respect to all CBAs bargaining agreements in the form attached hereto as Exhibit 7 duly executed by Seller and Purchaser;

(iv)        Any other affidavit, document or instrument required to be delivered by Seller or Purchaser or reasonably requested by the Title Company (so long as such request does not add additional warranties or covenants to Seller or Purchaser), pursuant to the terms of this Agreement or applicable law in order to effectuate the transfer of title to the Premises; and

(v)         The Preliminary Closing Statement.

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18.         CLOSING DATE.

The closing (the “Closing”) of the transactions contemplated hereunder shall occur at the offices of Purchaser or its attorneys, in either case, located in Manhattan, on the date that is forty-five (45) days after the date that Seller notifies Purchaser in writing that it has vacated the entire Premises in accordance with the terms hereof unless such date is not a business day, in which case the Closing shall occur on the first business day after such forty-fifth day (such date, the “Scheduled Closing Date”) or such later date to which the Closing may a adjourned pursuant to Section 6(a) or Section 10(g) hereof. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

19.         NOTICES.

All notices, demands, requests or other communications (collectively, “Notices”) required to be given or which may be given hereunder shall be in writing and shall be sent by (a) national overnight delivery service, or (b) facsimile transmission (provided that the original shall be simultaneously delivered by national overnight delivery service or personal delivery), or (c) personal delivery, addressed as follows:

(i)	If to Seller:

c/o Coach, Inc.
516 West 34th Street
New York, New York 10001
Attention: Todd Kahn
Facsimile: (212) 629-2398

with a copy to each of the following:

Coach, Inc.
516 West 34th Street
New York, New York 10001
Attention: Mitchell L. Feinberg
Facsimile: (212) 629-2298

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Jonathan L. Mechanic, Esq. and Harry R. Silvera, Esq.
Facsimile: (212) 859-4000

(ii)	If to Purchaser:

c/o The Related Companies, L.P.
60 Columbus Circle
New York, New York 10023
Attention: Jeff T. Blau and L. Jay Cross
Facsimile: (212) 801-3540

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with a copy to each of the following:

The Related Companies, L.P.
60 Columbus Circle
New York, New York 10023
Attention: Amy Arentowicz, Esq.
Facsimile: (212) 801-1003

Oxford Hudson Yards LLC
320 Park Avenue, 17thth Floor
New York, New York 10022
Attention: Dean J. Shapiro
Facsimile: (212) 986-7510

Oxford Properties Group
Royal Bank Plaza, North Tower
200 Bay Street, Suite 900
Toronto, Ontario M5J 2J2, Canada
Attention: Chief Legal Officer
Facsimile: (416) 868-3799

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Stuart D. Freedman, Esq.
Fax: 212-593-5955

Any Notice so sent by national overnight delivery service or personal delivery shall be deemed given on the date of the receipt of the national overnight delivery service or personal delivery service. Any Notice sent by facsimile transmission shall be deemed given when received as confirmed by facsimile confirmation receipt. A Notice may be given either by a party or by such party’s attorney. Seller or Purchaser may designate, by not less than five (5) business days’ notice given to the others in accordance with the terms of this Section 19, additional or substituted parties to whom Notices should be sent hereunder.

20.         DEFAULT BY PURCHASER OR SELLER.

(a)          If (i) Purchaser shall default in the in the performance of any of its obligations to be performed on the Closing Date, other than due to a default by Seller, and as a result of such Purchaser default the transaction contemplated by this Agreement shall not close in accordance with the terms of this Agreement, (ii) Purchaser shall default in the performance of any of its material obligations to be performed prior to the Closing Date and such default shall continue for ten (10) business days after notice to Purchaser, or (iii) Fund Member or Developer shall default in the performance of any of its material obligations to be performed under the Development Agreement or the Operating Agreement, as applicable, prior to the Closing Date and such default shall continue beyond any applicable notice and cure period provided thereunder (if any) and Related/Oxford Guarantor (as defined in the Development Agreement) shall fail to perform or caused to be performed such obligations in accordance with the terms of the Related/Oxford Guaranty (as defined in the Development Agreement) within the time period required thereunder, then Seller’s sole remedy under this Agreement by reason of any such default (but in addition to any remedies Seller or any affiliate of Seller may have under the Development Agreement or the Operating Agreement, as applicable) shall be to terminate this Agreement and to receive from Purchaser $6,500,000.00 (the “Liquidated Amount”) as liquidated damages for Purchaser’s default hereunder, it being agreed that the damages by reason of Purchaser’s default are difficult, if not impossible, to ascertain, and upon the making of such payment, this Agreement shall cease and terminate, and neither party shall have any further rights or obligations hereunder except for those that are expressly provided in this Agreement to survive the termination hereof. If Seller terminates this Agreement pursuant to a right given to it hereunder and Purchaser takes any action which interferes with Seller’s ability to sell, exchange, transfer, lease, dispose of or finance the Property or take any other actions with respect thereto (including, without limitation, the filing of any lis pendens or other form of attachment against the Property), then the named Purchaser (and any permitted assignee of Purchaser’s interest hereunder) shall be jointly and severally liable for all losses, costs, damages, liabilities or expenses (including, without limitation, reasonable attorneys’ fees, court costs and disbursements and consequential damages) incurred by Seller by reason of such action to contest by Purchaser. Notwithstanding the foregoing, none of the above liquated damages shall be deemed to reduce or waive in any respect the additional obligations of Purchaser to indemnify Seller as provided in this Agreement.

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(b)          If (i) Seller shall default in any of its obligations to be performed on the Closing Date, (ii) Seller shall default in the performance of any of its material obligations to be performed prior to the Closing Date and such default shall continue for ten (10) business days after notice to Seller, or (iii) Coach Legacy shall default in the performance of any of its material obligations to be performed under the Development Agreement or the Operating Agreement prior to the Closing Date and such default shall continue beyond any applicable notice and cure period provided thereunder (if any) and Coach Guarantor (as defined in the Development Agreement) shall fail to perform or caused to be performed such obligations in accordance with the terms of the Coach Guaranty (as defined in the Development Agreement) within the time period required thereunder, then Purchaser’s sole remedy under this Agreement by reason of any such default by Seller (in lieu of prosecuting an action for damages or proceeding with any other legal or equitable course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser following and upon advice of its counsel), shall be, subject to the other provisions of this Section 20(b), to either (A) seek to obtain specific performance of Seller’s obligations hereunder (provided that any action for specific performance shall be commenced within sixty (60) days after such default, and if Purchaser prevails thereunder, Seller shall reimburse Purchaser for all reasonable legal fees, court costs and all other reasonable costs of such action) or (B) terminate this Agreement, it being understood that if Purchaser fails to commence an action for specific performance within sixty (60) days after such default, Purchaser’s sole remedy shall be to terminate this Agreement. If Purchaser elects to seek specific performance of this Agreement, then as a condition precedent to any suit for specific performance, Purchaser shall on or before the Closing Date fully perform all of its obligations hereunder which are capable of being performed (other than the payment of the Purchase Price, which shall be paid as and when required by the court in the suit for specific performance). Upon the termination of this Agreement pursuant to this Section 20(b), neither party hereto shall have any further obligations hereunder except for those that are expressly provided in this Agreement to survive the termination hereof. Notwithstanding the foregoing, Purchaser shall have no right to seek specific performance, if Seller shall be prohibited from performing its obligations hereunder by reason of any law, regulation, or other legal requirement applicable to Seller.

(c)          Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Seller be liable for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims in connection with this Agreement or the transactions contemplated hereby.

(d)          The provisions of this Section 20 shall survive the termination hereof.

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21.         FIRPTA COMPLIANCE.

Seller shall comply with the provisions of the Foreign Investment in Real Property Tax Act, Section 1445 of the Internal Revenue Code of 1986 (as amended, “FIRPTA”). Seller acknowledges that Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform Purchaser that withholding of tax is not required upon the disposition of a United States real property interest by Seller, Seller hereby represents and warrants that Seller is not a foreign person as that term is defined in the Internal Revenue Code and Income Tax Regulations. On the Closing Date, Seller shall deliver to Purchaser a certification as to Seller’s non-foreign status in the form of Exhibit 3, and shall comply with any temporary or final regulations promulgated with respect thereto and any relevant revenue procedures or other officially published announcements of the Internal Revenue Service of the U.S. Department of the Treasury in connection therewith.

22.         ENTIRE AGREEMENT.

This Agreement contains all of the terms agreed upon between Seller and Purchaser with respect to the subject matter hereof, and all prior agreements, understandings, representations and statements, oral or written, between Seller and Purchaser are merged into this Agreement. The provisions of this Section 22 shall survive the Closing or the termination hereof.

23.         AMENDMENTS.

This Agreement may not be changed, modified or terminated, except by an instrument executed by Seller and Purchaser. The provisions of this Section 23 shall survive the Closing or the termination hereof.

24.         WAIVER.

No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply. The provisions of this Section 24 shall survive the Closing or the termination hereof.

25.         PARTIAL INVALIDITY.

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law. The provisions of this Section 25 shall survive the Closing or the termination hereof.

26.         SECTION HEADINGS.

The headings of the various sections of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. The provisions of this Section 26 shall survive the Closing or the termination hereof.

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27.         GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof. The provisions of this Section 27 shall survive the Closing or the earlier termination of this Agreement.

28.         PARTIES; ASSIGNMENT AND RECORDING.

(a)          This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and permitted assigns; provided, however, that none of the representations or warranties made by Seller hereunder shall inure to the benefit of any person or entity that may, after the Closing Date, succeed to Purchaser’s interest in the Property.

(b)          Purchaser may not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder or any of the direct or indirect ownership interests in Purchaser, without first obtaining Seller’s consent thereto. Notwithstanding the foregoing, (i) this Agreement may be assigned by Purchaser without the prior written consent of Seller to any affiliate in which either The Related Companies, L.P. and/or Oxford Hudson Yards LLC, individually or collectively, owns, directly or indirectly, not less than 25% of all beneficial ownership interests therein and which is controlled, directly or indirectly, by The Related Companies, L.P. or Oxford Hudson Yards LLC; provided, that (a) such entity assumes all obligations of Purchaser hereunder; (b) Purchaser shall provide Seller with the name, signature block, address, federal taxpayer identification number and other information pertaining to the proposed assignee, as applicable, reasonably requested by Seller, together with a copy of the assignment and assumption agreement, not later than three (3) business days prior to the Closing Date; and (c) no such assignment shall release the originally named Purchaser from its obligations and liabilities hereunder and (ii) transfers of direct or indirect interests in Purchaser may be transferred without the prior written consent of Seller, provided that after giving effect to any such transfer either The Related Companies, L.P. and/or Oxford Hudson Yards LLC, individually or collectively, owns, directly or indirectly, not less than 25% of all beneficial ownership interests in Purchaser and Purchaser remains controlled, directly or indirectly, by The Related Companies, L.P. or Oxford Hudson Yards LLC.

(c)          Neither this Agreement nor any memorandum hereof may be recorded without first obtaining Seller’s consent thereto. Any breach of the provisions of this clause (c) shall constitute a default by Purchaser under this Agreement. Purchaser agrees not to file any lis pendens or other instrument against all or a portion of the Premises in connection herewith. In furtherance of the foregoing, Purchaser (i) acknowledges that the filing of a lis pendens or other evidence of Purchaser’s rights or the existence of this Agreement against all or a portion of the Premises could cause significant monetary and other damages to Seller and (ii) hereby agrees to indemnify Seller from and against any and all claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys’ fees incurred in the enforcement of the foregoing indemnification obligation) arising out of the breach by Purchaser of any of its obligations under this clause (c).

(d)          The provisions of Section 28(a) and Section 28(c) shall survive the Closing or termination of this Agreement.

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29.         CONFIDENTIALITY AND PRESS RELEASES.

(a)          Unless required by law, rule or regulation, neither Purchaser nor Seller shall disclose the terms and conditions of this Agreement and the transactions contemplated hereby to any person or entity without the express written consent of the other party prior to the Closing; provided, however, that either party may, without consent, disclose the terms hereof and the transactions contemplated hereby (a) to its respective advisors, consultants, attorneys, accountants, investors, potential investors, lenders, potential lenders (and to the respective advisors, consultants, attorneys and accountants of their investors, potential investors, lenders, and potential lenders) (collectively, the “Transaction Parties”),without the express written consent of the other party, so long as any such Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof, and (b) if disclosure is required by law, regulation or legal process, provided that in such event Seller or Purchaser, as applicable, shall notify the other party in writing of such required disclosure, shall exercise commercially reasonable efforts to preserve the confidentiality of the confidential documents or information, as the case may be, including, without limitation, reasonably cooperating with the other party to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such confidential documents or information, as the case may be, by such tribunal and shall disclose only that portion of the confidential documents or information which it is legally required to disclose. The foregoing confidentiality obligations shall not apply to the extent such information is or becomes a matter of public record. In addition, prior to the Closing Date, neither Purchaser nor Seller shall issue any press releases (or other public statements) with respect to the transaction contemplated in this Agreement without approval of the other party, which approval may be withheld in its sole and absolute discretion.

(b)          The provisions of Section 29(a) shall survive the Closing or termination of this Agreement.

30.         FURTHER ASSURANCES.

Seller and Purchaser will do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the other party, for carrying out the intentions or facilitating the consummation of this Agreement. The provisions of this Section 30 shall survive the Closing.

31.         THIRD PARTY BENEFICIARY.

This Agreement is an agreement solely for the benefit of Seller and Purchaser (and their permitted successors and/or assigns). No other person, party or entity shall have any rights hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein. The provisions of this Section 31 shall survive the Closing or earlier termination of this Agreement.

32.         JURISDICTION AND SERVICE OF PROCESS.

The parties hereto agree to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by registered or certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Any legal suit, action or other proceeding by one party to this Agreement against the other arising out of or relating to this Agreement (other than any dispute which, pursuant to the express terms of this Agreement, is to be determined by arbitration) shall be instituted only in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York, and each party hereby waives any objections which it may now or hereafter have based on venue and/or forum non-conveniens of any such suit, action or proceeding and submits to the jurisdiction of such courts. The provisions of this Section 32 shall survive the Closing or earlier termination of this Agreement.

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33.         WAIVER OF TRIAL BY JURY.

Seller and Purchaser hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this agreement. The provisions of this Section 33 shall survive the Closing or earlier termination of this Agreement.

34.         MISCELLANEOUS.

(a)          This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

(b)          Any consent or approval to be given hereunder (whether by Seller or Purchaser) shall not be effective unless the same shall be given in advance of the taking of the action for which consent or approval is requested and shall be in writing. Except as otherwise expressly provided herein, any consent or approval requested of Seller or Purchaser may be withheld by Seller or Purchaser in its sole and absolute discretion.

(c)          Seller shall have the right at its expense to structure the sale of the Property as a forward or reverse exchange thereof for other real property of a like-kind to be designated by Seller (including the ability to assign this Agreement to an entity established in order to effectuate such exchange including a qualified intermediary, an exchange accommodation title holder or one or more single member limited liability companies that are owned by any of the foregoing persons ), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended, the Treasury Regulations thereunder and IRS Revenue Procedure 2000-37. The Purchaser shall execute any and all documents reasonably requested by Seller to affect such exchange, and otherwise assist and cooperate with Seller in effecting such exchange, provided that any additional reasonable costs and expenses incurred by Purchaser as a result of structuring such transaction as an exchange, as opposed to an outright sale, shall be borne by Seller.

(d)          The provisions of this Section 34 shall survive the Closing.

35.         ATTORNEYS’ FEES.

In the event of any litigation between the parties hereto to enforce any of the provisions of this Agreement or any right of either party hereto, the unsuccessful party to such litigation agrees to pay to the successful party all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred herein by the successful party in and as part of the judgment rendered in such litigation.

36.         EXCULPATION.

(a)          Purchaser agrees that it does not have and will not have any claims or causes of action against any Seller Party (other than Seller), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller and Seller’s interest in the Property or, if the Closing has occurred, the net proceeds of the sale (subject to the limitations contained herein) for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements of Seller contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation of Seller against any Seller Parties (other than Seller) or their assets or properties or against any of Seller’s other assets or properties, with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby.

39

(b)          Seller agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed, direct and indirect shareholders, officers, directors, trustees, partners, principals, members, employees, agents, affiliates, representatives, consultants, accountants, contractors and attorneys of Purchaser, and any successors or assigns of the foregoing (collectively with Purchaser, “Purchaser Parties”), arising out of or in connection with this Agreement or the transactions contemplated hereby. Seller agrees to look solely to Purchaser or if the Closing has occurred, to Purchaser’s interest in the Property for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements of Purchaser contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation of Purchaser against any Purchaser Parties other than Purchaser (or their assets or properties) or, if the Closing has occurred, against any of Purchaser’s assets other than the Premises with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby.

(c)          The provisions of this Section 36 shall survive the termination of this Agreement and the Closing.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURE PAGE FOLLOWS]

40

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed the day and year first above written.

SELLER:

504-514 WEST 34th STREET CORP.,
a Maryland corporation

By:	/s/ Todd Kahn
Name: Todd Kahn
Title: Executive Vice President and General Counsel

516 WEST 34th STREET LLC,
a Delaware limited liability company

By:	/s/ Todd Kahn
Name: Todd Kahn
Title: Executive Vice President and General Counsel

PURCHASER:

ERY 34th Street Acquisition LLC,
a Delaware limited liability company

By:	/s/ L. Jay Cross
Name: L. Jay Cross
Title: President

The undersigned, jointly and severally, as a primary obligor (and not as a surety), acknowledge and agree to be obligated to perform and liable for the obligations of Purchaser under Sections 10(b), 10(c), 10(d) and 20(a) of this Agreement, including, without limitation, for the payment of the Liquidated Amount (as defined in Section 20(a)).

The Related Companies, L.P.,
a New York limited partnership

By:	The Related Realty Group, Inc.,
a Delaware corporation,
its general partner

	By:	/s/ Michael J. Brenner
Name: Michael J. Brenner
Title: Executive Vice President

OP USA DEBT HOLDINGS LIMITED PARTNERSHIP

By:	OP USA Debt GP Inc.,
its general partner

	By:	/s/ Bob Aziz
Name: Bob Aziz
Title: Executive Vice President

	By:	/s/ Alysha C. Valenti
Name: Alysha C. Valenti
Title: Assistant Secretary

SCHEDULE A

Description of the Land

ALL THAT CERTAIN plot, piece or parcel of land, with the buildings and other improvements thereon erected, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the southerly side of 34th Street, distant one hundred five feet westerly from the southwesterly corner of 34th Street and Tenth Avenue;

RUNNING THENCE southerly parallel with Tenth Avenue and part of the distance through a party wall, ninety-eight feet nine inches to the center line of the block;

RUNNING THENCE westerly along the center line of the block one hundred feet;

THENCE northerly parallel with Tenth Avenue ninety-eight feet nine inches to the southerly side of 34th Street;

THENCE easterly along the southerly side of 34th Street, one hundred feet to the point or place of BEGINNING.

Being the same premises conveyed to the grantor from Madelyn Simon (d/b/a Madelyn Simon & Associates) by deed dated as of 2/3/06 and recorded 3/22/06 as City Register File Number (CFRN) 2006000162302. Said premises are known as 504-514 West 34th Street, New York, New York, and designated as Block 705, Lot 45 as shown on the Tax Map of the City of New York, County of New York.

ALL THAT CERTAIN plot, piece or parcel of land, with the buildings and other improvements thereon erected, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the northerly side of West 33rd Street, distant 205 feet westerly from the corner formed by the intersection of the northerly side of West 33rd Street with the westerly side of Tenth Avenue;

RUNNING THENCE northerly and parallel with the westerly side of Tenth Avenue, 197 feet 6 inches to the southerly side of West 34th Street;

THENCE westerly along the said southerly side of West 34th Street, 145 feet;

THENCE southerly and again parallel with the westerly side of Tenth Avenue, 197 feet 6 inches to the northerly side of West 33rd Street; and

THENCE easterly along the northerly side of 33rd Street, 145 feet to the point or place of BEGINNING.

Being the same premises conveyed to the grantor from Bauman 34th Street, LLC and Goldberg 34th Street, LLC, by deed dated 11/26/08 and recorded 12/19/08 as City Register File Number (CFRN) 2008000482315. Said premises are known as 516-520 West 34th Street and 513-525 West 33rd Street, New York, New York, and designated as Block 705, Lot 46 as shown on the Tax Map of the City of New York, County of New York.

SCHEDULE 5(h)

Permitted Encumbrances

Royal Abstract of New York LLC

Title No: 902300

SCHEDULE B
PAGE 1 OF 7

THE FOLLOWING matters will appear in the policy as exceptions from coverage, unless disposed of to the Company's satisfaction prior to the closing or delivery of the policy:

DISPOSITION

1. Taxes, tax liens, tax sales, water rates, sewer rents and assessments set forth in Tax Search schedule herein.

2. Mortgages returned herein (**See within**). Detailed statement on Mortgage Schedule(s) within.

3. Any state of facts which an accurate survey might show. shown on the Existing Survey and or Survey exceptions set forth on Survey Reading Schedule herein, and, subject to Section 6 of the Agreement, the state of facts that an accurate Updated Survey would show.

4. Rights of tenants or persons in possession.

7. Terms, conditions and provisions contained in an un-recorded Lease dated 5/11/79 as referenced in Non-Disturbance Agreement made between Dry Dock Savings Bank and Coach Products, Inc., dated 10/29/79 and recorded 5/1/81 in Reel 564 page 889. (affects Block 705 Lot 46) **(See Exhibit C)**

8. Terms, conditions and provisions contained in an un-recorded Lease dated 5/11/79, as extended by Extension dated 7/1/82 and an un-recorded Lease dated 7/1/82 as referenced in Non-Disturbance Agreement made between Apple Bank for Savings and Coach Products, Inc., dated 10/25/84 and recorded 10/30/84 in Reel 843 page 1299. (affects Block 705 Lot 46) **(See Exhibit D)**

9. Terms, conditions and provisions contained in an un-recorded Lease dated 7/1/00, as referenced in Subordination, Non-Disturbance and Attornment Agreement made between Bear Stearns Commercial Mortgage, Inc. and Coach, Inc., dated as of 5/30/03 and recorded 9/8/03 as CRFN 2003000334182. (affects Block 705 Lot 46) **(See Exhibit E)**

PAGE 1 OF 7 1. Any state of facts shown on the Existing Survey and Survey exceptions set forth on Survey Reading Schedule herein, and, subject to Section 6 of the Agreement, the state of facts that an accurate Updated Survey would show. 2. Department of City Planning, City of New York Memorandum dated 11/3/06 and recorded 11/6/06 as CRFN 2006000618910. (affects Block 705 Lots 41, 42, 45 and 46 and more) (See Exhibit A) 3. Revocable Consent Agreement made between The New York City Department of Transportation, acting through the Commissioner of Transportation and 504-514 West 34th Street Corp. dated 6/28/11 and recorded 12/15/11 as CRFN 2011000437311. (affects Block 705 Lot 45) (See Exhibit B)

Royal Abstract of New York LLC

Title No: 902300

SCHEDULE B
PAGE 2 OF 7

10. Assignment of Leases and Rents made by Bauman 34th Street, LLC and Goldberg 34th Street, LLC to Bear Stearns Commercial Mortgage Inc. dated 5/30/03 and recorded 7/24/03 as CRFN 2003000255315.

    A) Assignment of Assignment of Leases and Rents made by Bear Stearns Commercial Mortgage Inc. to LaSalle Bank National Association, as Trustee for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2003-Top11 dated 5/30/03 and recorded 2/13/04 as CRFN 2004000088643.

    Judgment(s) Returned:

    A) Environmental Control Board judgments:

12. Federal Tax Lien searches against the names, **504-514 West 34th Street Corp. and 516 West 34th Street LLC**, the names of the sellers, completed in the New York County Register's Office, disclosed no returns.

13. A bankruptcy search was completed in the Office of the Clerk of the United States Bankruptcy Court of the Southern District of New York, against the names, **504-514 West 34th Street Corp. and 516 West 34th Street LLC**, which disclosed no returns.

14. Patriot Name Search against the names, **504-514 West 34th Street Corp. and 516 West 34th Street LLC**, disclosed no returns.

15. <u>For Information Only</u>: Uniform Commercial Code Financing Statement searches against the names, **504-514 West 34th Street Corp. and 516 West 34th Street LLC**, completed in the New York State Secretary of State's Office (as of 1/15/13) disclosed no returns.

PAGE 2 OF 7 4. Judgment searches against the names, 504-514 West 34th Street Corp. and 516 West 34th Street LLC, the names of the sellers, completed in the New York County Clerk's Office, disclosed the following returns. (The judgments so returned may be against the seller(s) or against an entity of similar name.) The policy, will except the lien of said judgments unless said judgment liens are satisfactorily disposed of prior to closing. Judgment(s) Returned: A) Environmental Control Board judgments: 1. 504-514 West 34th St. Corp., 437 Madison Avenue, New York, New York Violation No. 034740913J, Docketed 12/10, Amount $600 2. 504-514 West 34th St. Corp., 437 Madison Avenue, New York, New York
Violation No. 034740914L, Docketed 12/10, Amount $600

Royal Abstract of New York LLC

Title No: 902300

SCHEDULE B
PAGE 3 OF 7

16. The policy will except the security interest secured by the following Uniform Commercial Code financing statement found indexed against the real property described on Schedule A unless said interest is terminated or subordinated to the interest of the insured and an appropriate termination statement or amended financing statement obtained from the secured party.

A) Secured Party: LaSalle Bank, National Association — Filed: 12/12/08
Debtor: 516 West 34th Street LLC — CRFN: 2008000474779

(affects Lot 46)

(Note: Uniform Commercial Code financing statement searches filed against the name of persons or entities in title in the last five years are not completed unless requested and at an additional charge: only statements indexed against the real property within the last five years are returned herein.)

17. With respect to **516 West 34th Street LLC, a Delaware limited liability company,** the following proofs and documents must be submitted to this Company for examination prior to closing and upon review additional exceptions may thereafter be raised:

A) Proof that the **516 West 34th Street LLC** has been validly formed and remains in existence. Note: This may be established by an affidavit from a member or attorney representing, **516 West 34th Street LLC** , with knowledge of the facts and should include the submission to this Company of a status letter or other evidence from the Secretary of State to the effect that **516 West 34th Street LLC** remains in existence.

B) In addition to the proof required above:

1. A copy of the Articles of Organization, together with any amendments thereto, together with proof of filing of same with the Secretary of State;

2. A fully executed copy of the Operating Agreement, together with any amendments thereto, and proof of adoption of same as the correction version;

3. Resolution of **516 West 34th Street LLC** executed by duly authorized member(s) or manager(s) approving the subject transaction, which resolution identifies the person(s) authorized and directed to act for said **516 West 34th Street LLC** together with proof that the resolution was adopted in accordance with the Operating Agreement and the Articles of Organization. If the subject transaction involved the sale, exchange, lease or mortgage of all or substantially all of the assets of said **516 West 34th Street LLC,** then absent provisions to the contrary in the Operating Agreement, such resolution must also be adopted by the vote of at least two-thirds in interest of the members entitled to vote thereon.

4. Proof of publication of the Articles of Organization in accordance with the State limited liability company law.

Royal Abstract of New York LLC

Title No: 902300

SCHEDULE B
PAGE 4 OF 7

C) For an LLC filed after June 1, 2006, proof will be required to show filing of a certificate of publication and affidavits of publication with the Department of State within the 120-day period immediately following formation. Publication is required for 6 successive weeks, and must contain the principal place of business.

For an LLC filed prior to June 1, 2006, proof will be required to show filing of a certificate of publication and affidavits of publication with the Department of State no later than 12 months from June 1, 2006. Publication is required for 6 successive weeks, and must contain the principal place of business.

D) **Proof that said entity has the authority to conduct business in the State of New York and has paid all requisite license fees.**

18. Possible unpaid New York State Franchise Taxes due and owing by **504-514 West 34th Street Corp.** (to **date**).

19. Policy will except the possible lien of unpaid New York City Business Corporation Taxes due and owing by **504-514 West 34th Street Corp.** (to **date**) unless satisfactory proof of payment of same is submitted to the Company.

20. The certificate of incorporation and bylaws of **504-514 West 34th Street Corp.** must be submitted to this company **before** closing.

21. The secretary of **504-514 West 34th Street Corp.** must certify to the board of director's resolution authorizing the proposed sale. The secretary's certification must be submitted in a form satisfactory to the company and must state that the certificate of incorporation does not require the unanimous shareholder's consent to the proposed sale.

22. The unanimous written consent of shareholders of **504-514 West 34th Street Corp.** to the proposed sale must be submitted. The corporate secretary must submit its certification setting forth the identity of the shareholders and if unanimous written consent is not obtained, the necessary facts to evidence that not less than two-thirds of the shareholders of said corporation have authorized the proposed sale at a properly called shareholder's meeting. (Business Corporation Law Sec. 909)

23. The closing deed must be executed by an authorized officer of the corporation (who may not also be the secretary) (Business Corporation Law Sec. 715) and must recite as follows:

"This conveyance has been made with the consent of the holders of at least two-thirds of the outstanding shares of the party of the first part entitled to vote thereon at a meeting duly called."

Royal Abstract of New York LLC

Title No: 902300

SCHEDULE B
PAGE 5 OF 7

24. In Re: 504-514 West 34th Street Corp., a Maryland corporation, an "out of state" corporation, the following is required:

A) Proof of due incorporation.

B) Proof that said corporation is presently in good standing in the state of incorporation.

C) Proof of payment of New York State License Fees.

25. The policy will except the lien of the following mechanic's lien found indexed against the real property described on Schedule A unless said lien is satisfied, released or subordinated to the interest of the insured and an appropriate satisfaction, release or subordination in proper form is obtained from the lienor.

A) **Lienor: Continental Lighting Corp.** **Filed: 2/14/12**
Owner: 504-515 West 34th Street Corp. **Amount: $4,507.94**
(affects Lot 45)
2/11/13 – extended for 1 year

B) **Lienor: Gotham Chemical d/b/a Gotham Lighting** **Filed: 6/20/11**
Owner: 516 West 34th Street LLC **Amount: $7,982.21**
(affects Lot 46)
6/12/12 – extended for 1 year

C) **Lienor: Design Plus Construction Inc.** **Filed: 8/3/11**
Owner: 516 West 34th Street LLC **Amount: $14,300**
(affects Lot 46)

D) **Lienor: Classic Floor Covering Inc.** **Filed: 8/5/11**
Owner: 516 West 34th Street LLC **Amount: $2,933.00**
(affects Lot 46)

E) **Lienor: Continental Lighting Corp.** **Filed: 2/14/12**
Owner: 516 West 34th Street LLC **Amount: $9,437.48**
(affects Lot 46)
2/11/13 – extended for 1 year

27. The policy will except all water meter and sewer rent charges from date of the last actual reading of the meter(s) herein reported, including all impositions hereafter entered but which might include charges for use prior to the date of this policy. An actual meter reading must be arranged by appointment.

PAGE 5 OF 7 5. Sidewalk Notice – filed 7/30/98, #71164 (Lot 46). (This Notice reflects a violation which may ripen into a lien. See Section 2904, New York City Charter).

Royal Abstract of New York LLC

Title No: 902300

SCHEDULE B
PAGE 6 OF 7

28. Satisfactory proof by affidavit must be furnished showing whether any work has been done upon the premises by the City, or any demand made by the City for any work, that may result in charges:

A. By the New York City Department of Rent and Housing Maintenance, Emergency Services;
B. By the New York City Department of Environmental Protection for Water Tap Closing or any related work; and
C. By the New York City Department of Health, whether or not such charges are liens against which this Policy insures.

Satisfactory proof by affidavit must be furnished showing whether any fee for an inspection, re-inspection, examination or service performed the Department of Buildings or permit issued by The Department of Buildings have been levied, charges, created or incurred that may become a lien on the premises, whether or not such charges are liens against which this Policy insures.

NOTE: The above is required to the inability of this Company to search for these liens because of New York City's failure to properly file notices of these charges. These charges are liens pursuant to titles 17, 24 and 26 of the Administrative Code of The City of New York.

29. Closing instrument must recite the following:

<u>As to Lot 45:</u>
"Being the same premises conveyed to the grantor from Madelyn Simon (d/b/a Madelyn Simon & Association) by deed dated as of 2/3/06 and recorded 3/22/06 as CRFN 2006000162302."

<u>As to Lot 46:</u>
"Being the same premises conveyed to the grantor from Bauman 34th Street, LLC, and Goldberg 34th Street, LLC, by deed dated 11/26/08 and recorded 12/19/08 as CRFN 2008000482315."

30. NOTE: All instruments submitted for recording must contain the following recital immediately below the property description:

<u>As to Parcel A – Lot 45:</u>
"Premises known as 504-514 West 34th Street, New York, NY and designated as Block 705 Lot 45 as shown on the Tax Map of the City of New York, County of New York."

<u>As to Parcel B – Lot 46:</u>
"Premises known as 516-520 West 34th Street, New York, NY and designated as Block 705 Lot 46 as shown on the Tax Map of the City of New York, County of New York."

31. A copy of the Contract in this transaction must be submitted to the Company for consideration.

NOTE: If the proposed consideration is $400,000 or more City Register of New York City will require a copy of the contract to be filed with the conveyance instrument.

Royal Abstract of New York LLC

Title No: 902300

SCHEDULE B
PAGE 7 OF 7

32. The closing mortgage(s) or a signed statement attached to such mortgage(s) must contain the following recital:

"The real property is not principally improved or to be improved by one or more structures containing in the aggregate not more than six residential dwelling units, each dwelling unit having its own separate cooking facilities."

33. NOTE: DISHONORED CHECKS

Because of problems we have had with dishonored checks, no uncertified checks in excess of $1,000.00 will be accepted at closing unless approved by company personnel. Under no circumstances will third party or seller's checks be accepted in any amount.

~~Royal Abstract of New York LLC~~

~~Title No: 902300~~

SURVEY READING PAGE 2 OF 2

AS TO BLOCK 705 LOT 46

Survey made by J. George Hollerith dated 5/15/1942 as last updated by a visual inspection made by Harwood Surveying P.C. on 9/17/2008 shows no encroachments, violations of restrictions or variations with lot lines except as follows:

A) The return cornice at the roof of the southeast corner of the described premises projects 2 feet 2 inches over the premises on the east.

B) The westerly foundation wall of the premises on the east projects over the described premises.

C) The easterly independent wall of the northerly part of the building on the described premises encroaches up to ½ inch onto the premises on the east. (Lot 45)

D) Projections over and encroachments on West 34th Street by: stoop, area, trim, iron railing, iron pipe and rail fence, area wall, light poles, auto sprinkler connection, standpipe connection, fire stand and concrete steps in area.

E) Front wall of the twelve story building on the described premises encroaches up to 4 inches on West 34th Street.

F) Security camera and beams at roof of the two story building on the premises on the west as to its easterly side project up to 7 inches more or less over the described premises.

G) The easterly independent wall of the premises on the west encroaches up to 1 inch onto the described premises.

H) The southerly wall of the building on the described premises encroaches up to 4 inches onto West 33rd Street.

I) Projections over and encroachments on West 33rd Street by: steel and concrete bumpers, wheel guards, vent pipes, fuel oil fill under sidewalk, standpipe connection, auto sprinkler connection, security gate with gate housing, electric light, steps, gratings over area and trim.

Subject to changes since the date of said survey.

SCHEDULE 11(c)(v)

List of Space Leases, Brokerage Agreements and Management Agreements

1.	Management Agreement between Coach, Inc., as owner, and George Comfort & Sons, Inc., as manager, dated as of July 12, 2010.

SCHEDULE 11(c)(vii)

Litigation

None.

SCHEDULE 11(c)(viii)

CBAs

1.	Engineer Agreement between Local 94-94A-94B, International Union of Operating Engineers AFL-CIO and The Realty Advisory Board on Labor Relations, Inc., effective January 1, 2011 through December 31, 2014.

2.	Commercial Building Agreement between Local 32BJ Service Employees International Union and The Realty Advisory Board on Labor Relations, Inc., effective January 1, 2012 through December 31, 2015 (as embodied in the Stipulation of Agreement between SEIU, Local 32BJ and The Realty Advisory Board on Labor Relations, Inc. dated December 31, 2011 amending the 2008 Commercial Building Agreement).

SCHEDULE 11(c)(ix)

Employees

1.	Carlos Anibal Cardel – SEIU, Local 32BJ;
2.	Nunzio DeFillippo – SEIU, Local 32BJ;
3.	Alvin Chen – SEIU, Local 32BJ;
4.	Jake Buser – SEIU, Local 32BJ; and
5.	Frank Cambria – IUOE, Local 94.

EXHIBIT 1

Form of Deed

BARGAIN AND SALE DEED WITHOUT

 COVENANT AGAINST GRANTOR’S ACTS

THIS INDENTURE, dated as of _________________, 20__, among 504-514 WEST 34th STREET CORP., a Maryland corporation, 516 WEST 34th STREET LLC, a Delaware limited liability company, each having an office c/o Coach, Inc., 516 West 34th Street, New York, New York 10001 (“Grantor”), and ERY 34th STREET ACQUISITION LLC, a Delaware limited liability company, having an address at c/o The Related Companies, L.P., 60 Columbus Circle, New York, New York 10023 (“Grantee”).

WITNESSETH, that Grantor in consideration of the sum of Ten Dollars ($10.00), and other good and valuable consideration paid by Grantee, the receipt and legal sufficiency of which is hereby acknowledged by Grantor, does hereby grant and release and assign forever unto Grantee, and the heirs or successors and assigns of Grantee, all those certain plots, pieces or parcels of land commonly known as 504-514 West 34th Street and 516-520 West 34th Street, and located in the City of New York, County of New York and State of New York, as more particularly bounded and described in Exhibit A attached hereto and made a part hereof (the “Land”);

TOGETHER with the building(s) now located or hereafter erected on the Land (the “Building”) and any and all other improvements now located or hereafter erected on the Land (the Building and such other improvements being hereinafter collectively referred to as the “Improvements”);

TOGETHER with all right, title and interest, if any, of Grantor in and to the land lying in the bed of any street, highway, road or avenue, opened or proposed, public or private, in front of or adjoining the Land, to the center line thereof, any rights of way, appendages, appurtenances, easements, sidewalks, alleys, gores or strips of land adjoining or appurtenant to the Land and used in conjunction therewith, any development rights appurtenant to the Land (the foregoing rights, together with the Land and the Improvements being hereinafter referred to, collectively, as the “Premises”);

TO HAVE AND TO HOLD the Premises herein granted unto Grantee, and the heirs, successors and assigns of Grantee, forever.

AND Grantor, in compliance with Section 13 of the Lien Law, covenants that Grantor will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvements at the Premises and will apply the same first to the payment of the cost of the improvements before using any part of the total of the same for any other purpose.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Grantor has duly executed this deed the day and year first above written.

GRANTOR:

504-514 WEST 34th STREET CORP.,
a Maryland corporation

By:
Name:
Title:

516 WEST 34th STREET LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT A

Legal Description

ALL THAT CERTAIN plot, piece or parcel of land, with the buildings and other improvements thereon erected, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the southerly side of 34th Street, distant one hundred five feet westerly from the southwesterly corner of 34th Street and Tenth Avenue;

RUNNING THENCE southerly parallel with Tenth Avenue and part of the distance through a party wall, ninety-eight feet nine inches to the center line of the block;

RUNNING THENCE westerly along the center line of the block one hundred feet;

THENCE northerly parallel with Tenth Avenue ninety-eight feet nine inches to the southerly side of 34th Street;

THENCE easterly along the southerly side of 34th Street, one hundred feet to the point or place of BEGINNING.

Being the same premises conveyed to the grantor from Madelyn Simon (d/b/a Madelyn Simon & Associates) by deed dated as of 2/3/06 and recorded 3/22/06 as City Register File Number (CFRN) 2006000162302. Said premises are known as 504-514 West 34th Street, New York, New York, and designated as Block 705, Lot 45 as shown on the Tax Map of the City of New York, County of New York.

BEGINNING at a point on the northerly side of West 33rd Street, distant 205 feet westerly from the corner formed by the intersection of the northerly side of West 33rd Street with the westerly side of Tenth Avenue;

RUNNING THENCE northerly and parallel with the westerly side of Tenth Avenue, 197 feet 6 inches to the southerly side of West 34th Street;

THENCE westerly along the said southerly side of West 34th Street, 145 feet;

THENCE southerly and again parallel with the westerly side of Tenth Avenue, 197 feet 6 inches to the northerly side of West 33rd Street; and

THENCE easterly along the northerly side of 33rd Street, 145 feet to the point or place of BEGINNING.

Being the same premises conveyed to the grantor from Bauman 34th Street, LLC and Goldberg 34th Street, LLC, by deed dated 11/26/08 and recorded 12/19/08 as City Register File Number (CFRN) 2008000482315. Said premises are known as 516-520 West 34th Street, New York, New York, and designated as Block 705, Lot 46 as shown on the Tax Map of the City of New York, County of New York.

ACKNOWLEDGMENT

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the ___ day of ______________ in the year 20__ before me, the undersigned, a Notary Public in and for said State, personally appeared _________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she/he executed the same in her/his capacity, and that by her/his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public (SEAL)

BARGAIN AND SALE DEED
WITHOUT COVENANT AGAINST GRANTOR’S ACTS

[504-514 WEST 34th STREET CORP.][516 WEST 34th STREET LLC]

TO

ERY 34th STREET ACQUISITION LLC

Block:	705
Lot:	[45][46]
County:	New York
Address:	[504-514 West 34th Street][ 516-520 West 34th Street]
New York, New York

RECORD AND RETURN TO:

The Related Companies, L.P.
60 Columbus Circle
New York, New York 10023
Attention: Amy Arentowicz, Esq.

EXHIBIT 2

Form of Bill of Sale

BILL OF SALE AND GENERAL ASSIGNMENT AND ASSUMPTION

THIS BILL OF SALE AND GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale”) is made and entered into this _____ day of [______________], 20__, by 504-514 WEST 34th STREET CORP., a Maryland corporation and 516 WEST 34th STREET LLC, a Delaware limited liability company, each having an office c/o Coach, Inc., 516 West 34th Street, New York, New York 10001 (collectively, “Seller”), and ERY 34th STREET ACQUISITION LLC, a Delaware limited liability company, having an address at c/o The Related Companies, L.P., 60 Columbus Circle, New York, New York 10023 (“Purchaser”).

RECITALS

WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement, dated as of [______________ ___, 2013], (the “Agreement”; capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Agreement) wherein Seller agreed to sell certain Property described therein to Purchaser, which Property (as defined in the Agreement) includes, without limitation, that certain real property located at 504-514 West 34th Street and 516-520 West 34th Street, New York, New York; and

WHEREAS, Seller desires to assign, transfer and convey to Purchaser and Purchaser desires to assume all of Seller’s right, title and interest in, to and under the Personalty (other than Excluded Personalty), the Permits and Licenses, the Intangible Property, the Plans and the Books and Records.

NOW, THEREFORE, for and in consideration of TEN ($10.00) DOLLARS and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree as follows:

1.          Seller hereby assigns, transfers and sets over unto Purchaser and Purchaser hereby accepts the assignment, transfer and conveyance of all of Seller’s right, title and interest in and to all of the Personalty (other than the Excluded Personalty), the Permits and Licenses, the Intangible Property, the Plans and the Books and Records, in accordance with the Agreement.

2.          This Bill of Sale is made by Seller without recourse and without any expressed or implied representation or warranty, except as may be expressly set forth in the Agreement.

3.          This Bill of Sale may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed as of the date and year first set forth above.

SELLER:

504-514 WEST 34th STREET CORP.,
a Maryland corporation

By:
Name:
Title:

516 WEST 34th STREET LLC,
a Delaware limited liability company

By:
Name:
Title:

PURCHASER:

ERY 34th Street Acquisition LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT 3

Form of FIRPTA Affidavit

CERTIFICATE OF NO FOREIGN PERSON

Pursuant to Section 1445

of the

 Internal Revenue Code of 1986, as amended

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by [504-514 WEST 34th STREET CORP., a Maryland corporation][516 WEST 34th STREET LLC, a Delaware limited liability company] (“Seller”), the undersigned hereby certifies the following on behalf of Seller.

1.           Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as such terms are defined in the Internal Revenue Code and Income Tax Regulations).

2.           Seller’s U.S. employer identification number is: ________________.

3.           Seller’s office address is:

c/o Coach, Inc.

516 West 34th Street
New York, New York 10001

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

_____________________________________
_______________________________,
as _______________, and not individually

Dated: _________________, 201___

EXHIBIT 4

Form of Affidavit in Lieu of Registration

DEPARTMENT OF HOUSING PRESERVATION AND DEVELOPMENT

Office of Rent and Housing Maintenance

 Division of Code Enforcement

AFFIDAVIT IN LIEU OF

STATEMENT

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

The undersigned, being duly sworn, deposes and says:

(1)          I am personally familiar with the real property known by the street address of [504-514 West 34th Street, New York, New York, and designated as Block 705, Lot 45 as shown on the Tax Map of the City of New York, County of New York][516-520 West 34th Street, New York, New York, and designated as Block 705, Lot 46 as shown on the Tax Map of the City of New York, County of New York], and I make this affidavit as [_________________] of [504-514 WEST 34th STREET CORP., a Maryland corporation][_________, a [__________], the [managing member] of 516 WEST 34th STREET LLC, a Delaware limited liability company] (“Transferor”), in connection with a deed which transfers fee title in the above real property, that is dated as of ___________________, 20___, and is between Transferor, and ERY 34TH STREET ACQUISITION LLC, a Delaware limited liability company (the “Instrument”).

(2)          The statements made in this Affidavit are true of my own knowledge and I submit this Affidavit in order that the Instrument be accepted for recording without being accompanied by a registration statement, as such is defined by Subchapter IV, Article 2 of Title 27 of the Administrative Code of the City of New York.

(3)          Exemption from registration is claimed because the Instrument does not affect an multiple dwelling, as such term is defined by section 27-2004(a)(7) of Subchapter I, Article I of Title 27 of the Administrative Code of the City of New York and Section 4(7) of the New York State Multiple Dwelling Law. The instrument does not affect a multiple dwelling because it affects the following (check applicable item):

☒	a commercial building

☐	a one or two-family dwelling whose owner resides in the City of New York

☐	condominium units constituting a portion of a multiple dwelling

☐	cooperative corporation shares relating to a single residential unit in a multiple dwelling

☐	mineral, gas, water, air or other similar rights not affecting a multiple dwelling

☐	lease of commercial space in a multiple dwelling

☐	vacant land

(4)          I am aware that this Affidavit is required by law to be submitted in order that the Instrument be recorded or accepted for recording without being accompanied by a registration statement. I am aware that any false statements made in this Affidavit may be punishable as a felony or misdemeanor under Article 210 of the Penal Law or as an offense under Section 10-154 of the Administrative Code of the City of New York.

Sworn to before me this	_____________________________________
_____ day of ____________, 20___:	__________________________,
as _______________, and not individually

______________________________
Notary Public

EXHIBIT 5

Form of Title Affidavit

STATE OF NEW YORK	)
) SS.:
COUNTY OF NEW YORK	)

Re:	Certificate of Title, dated ______________, 20___, as updated through the date hereof, issued by _________________________ ____________ (the “Company”) and designated as Title Number ____________ (the “Commitment”) relating to certain real property, located in New York County, New York, being more particularly described in the Commitment and commonly known as [504-516 West 34th Street][516-520 West 34th Street], New York, New York (the “Property”)

________________ being duly sworn, deposes and says:

1.          I am the ____________________ of [504-514 WEST 34th STREET CORP., a Maryland corporation][516 WEST 34th STREET LLC, a Delaware limited liability company] (“Owner”), the owner of the captioned Property.

2.          All persons in possession are in possession pursuant to written leases as tenants only. Except as set forth on Exhibit A, there are no options to purchase or rights of first refusal either pursuant to written leases or by separate agreements.

3.          To the undersigned’s knowledge, except as disclosed in the Commitment, no work has been done on the Property by The City of New York (the “City”), nor has any demand been made by the City for any work, that may result in charges by the City Department of Rent and Housing Maintenance - Emergency Services, the City Department of Health, the City Department of Environmental Protection, or the City Department of Buildings.

4.          To the undersigned’s knowledge, except as disclosed in the Commitment, no permits have been issued or inspections made by the City Department of Buildings or the New York City Fire Department as of the date hereof, that may result in the imposition of liens entered subsequent to this date.

[Continued on Next Page.]

5.          [____________] is executing and delivering this affidavit solely in his or her capacity as [_____________] of Owner, and no personal liability or recourse shall be had against [____________] or any member, or other direct or indirect holder of any equity interest in Owner or any affiliate thereof, or any of their respective officers, directors or employees, in connection with this affidavit and the matters set forth herein.

___________________________________
_________________________,
as _______________, and not individually

Sworn and subscribed to before

me this ___ day of _______ 20__.

______________________________

Notary Public

Exhibit A

None.

EXHIBIT 6

Form of Assignment and Assumption of Contracts

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

Dated: __________, 20__

KNOW ALL MEN BY THESE PRESENTS, that 504-514 WEST 34th STREET CORP., a Maryland corporation, and 516 WEST 34th STREET LLC, a Delaware limited liability company, each having an office c/o of Coach, Inc, 516 West 34th Street, New York, New York 10001 (collectively, “Assignor”), for and in consideration of TEN ($10.00) DOLLARS and other good and valuable consideration paid by ERY 34TH STREET ACQUISITION LLC, a Delaware limited liability company, having an address at c/o The Related Companies, L.P., 60 Columbus Circle, New York, New York 10023 (“Assignee”), the receipt and legal sufficiency of which is hereby acknowledged, hereby assigns, transfers and sets over unto Assignee, and unto Assignee’s successors and assigns without representation or warranty by or recourse to Assignor express or implied, by operation of law or otherwise, except as may be expressly set forth herein or in that certain Purchase and Sale Agreement, dated as of ___________, 2013, by and between Assignor and Assignee (the “Agreement”), all of Assignor’s right, title and interest in, to and under any and all of the Contracts (as defined in the Agreement), which Contracts relate to the premises commonly known as [504 West 34th Street,] [516-520 West 34th Street], New York, New York.

TO HAVE AND TO HOLD unto Assignee, its successors and assigns, forever. Assignee for itself, its successors and assigns, hereby assumes Assignor’s obligations under the Contracts accruing from and after the date hereof.

This Assignment and Assumption of Contracts inures to the benefit of the parties hereto and their respective successors and assigns.

This Assignment and Assumption of Contracts may be executed in any number of counterparts, which together shall constitute one single agreement of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Contracts as of the date and year first written above.

ASSIGNOR:

504-514 WEST 34th STREET CORP.,
a Maryland corporation

By:
Name:
Title:

516 WEST 34th STREET LLC,
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

ERY 34th Street Acquisition LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT 7

Form of Assignment and Assumption of CBA

ASSIGNMENT AND ASSUMPTION OF
COLLECTIVE BARGAINING AGREEMENT[S]

Dated: __________, 20__

[________________________], a [__________________________], having an office at[_______________________________] (“Assignor”), for and in consideration of TEN ($10.00) DOLLARS and other good and valuable consideration paid by [________________________], a [__________________________], having an office at[_______________________________] (“Assignee”), the receipt and legal sufficiency of which is hereby acknowledged, hereby assigns, transfers and sets over unto Assignee, and unto Assignee’s successors and assigns without representation or warranty by or recourse to Assignor express or implied, by operation of law or otherwise, except as may be expressly set forth herein or in that certain Purchase and Sale Agreement, dated as of ___________, 2013, by and between Assignor and Assignee (the “Agreement”), all of Assignor’s right, title and interest in, to and under that certain [Engineer Agreement between Local 94-94A-94B, International Union of Operating Engineers AFL-CIO and The Realty Advisory Board on Labor Relations, Inc., effective January 1, 2011 through December 31, 2014][Commercial Building Agreement between Local 32BJ Service Employees International Union and The Realty Advisory Board on Labor Relations, Inc., effective January 1, 2012 through December 31, 2014] (the “CBA”), with respect the premises commonly known as [504-514 West 34th Street][516-520 West 34th Street], New York, New York (the “Premises”) and any successor or replacement to any CBA or other collective bargaining agreement that covers the employees employed by Assignor or its managing agent or an affiliated or related entity to either Assignor or its managing agent, in connection with the operation of the Premises.

TO HAVE AND TO HOLD unto Assignee, its successors and assigns, forever. Assignee for itself, its successors and assigns, hereby assumes Assignor’s obligations under the CBA accruing from and after the date hereof.

This Assignment and Assumption of Collective Bargaining Agreement[s] inures to the benefit of the parties hereto and their respective successors and assigns.

This Assignment and Assumption of Collective Bargaining Agreement[s] may be executed in any number of counterparts, which together shall constitute one single agreement of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

Exh. 7 - Page 1

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Collective Bargaining Agreement[s] as of the date and year first written above.

ASSIGNOR:

[_______________________________]
a [________________________]

By:
Name:
Title:

ASSIGNEE:

[_______________________________]
a [________________________]

By:
Name:
Title:

Exh. 7 - Page 2